EXHIBIT 4.1

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
Dated as of March 31, 2015
by and among
CHARTER COMMUNICATIONS, INC.,
CCH I LLC,
LIBERTY BROADBAND CORPORATION
and
ADVANCE/NEWHOUSE PARTNERSHIP

i

ii

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of March 31, 2015, by and among Charter Communications, Inc., a Delaware corporation (“Cheetah”), CCH I, LLC, a Delaware limited liability company (“New Cheetah”), Liberty Broadband Corporation, a Delaware corporation (“Liberty”) and Advance/Newhouse Partnership, , a New York general partnership (“A/N”).
RECITALS:
A.Simultaneously with the execution hereof, A/N, A/NPC Holdings LLC, a Delaware limited liability company, Cheetah, New Cheetah and Charter Communications Holdings, LLC , a Delaware limited liability Company (“Cheetah Holdco LLC”) are entering into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”).

B.In connection with the transactions contemplated by the Contribution Agreement, the parties hereto desire to amend and restate that certain Stockholders Agreement by and among Liberty and the Company, dated as of March 19, 2013, as amended September 29, 2014 (the “Existing Stockholders Agreement”) as contemplated hereby.

AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS

Section 1.1    Definitions. The following terms shall have the meanings ascribed to them below:

“13D Group” means any group of Persons (other than a group comprised solely of Liberty Parties or solely of A/N Parties) who, with respect to those acquiring, holding, voting or disposing of Company Common Stock or Company Class B Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
“Additional Purchase Period” has the meaning set forth in Section 2.1(b).
“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Liberty and their respective Affiliates shall not be deemed to be Affiliates of A/N; (b) the Company and A/N and their respective Affiliates shall not be deemed to be Affiliates of Liberty; and (c) Liberty and A/N and their respective Affiliates shall not be deemed to be Affiliates of the Company or Cheetah Holdco LLC.
“Agreement” means this Amended and Restated Stockholders Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.
“Amended and Restated Certificate” means the Amended and Restated Certificate of Incorporation of New Cheetah, to be filed at the Closing.
“A/N” has the meaning set forth in the Preamble.
“A/N Approved Designee” has the meaning set forth in Section 3.1(c).
“A/N Designees” mean the A/N Approved Designees or any Replacement thereof, subject to the terms of Section 3.2.
“A/N Assumption Instrument” means a written instrument, reasonably acceptable to the Company and Liberty, to be entered into prior to any Transfer of Company Securities by A/N or any other A/N Party to any A/N Party, pursuant to which such A/N Party will agree to assume and perform the obligations of the Transferring A/N Party under this Agreement and the Proxy Agreement (but without releasing A/N from any such obligations); provided, that in the event such Transferee ceases to be an A/N Person, as specified herein, all Company Securities held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 4.6).
“A/N Director” means a Director designated for nomination by A/N pursuant to Section 3.2(a) or any other Director designated for nomination by A/N and elected or appointed pursuant to the provisions of Section 3.2 or Section 3.1(c).
“A/N Future Preemptive Right” has the meaning set forth in Section 5.2(a)(ii).
“A/N Interests” has the meaning set forth in Section 6.3(e).
“A/N Parties” means (a) A/N, (b) any Newhouse Person and (c) each Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of A/N and/or any Newhouse Person. For the avoidance of doubt, references to the ownership or Beneficial Ownership by A/N of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such A/N Party) or Beneficial Ownership of such securities or control of such voting power by the A/N Parties collectively.
“A/N Portion” has the meaning set forth in Section 5.2(a)(ii).

“A/N Proxy” means the proxy to be granted by A/N to Liberty at the Closing, pursuant to the Proxy Agreement.
“A/N Voting Cap Increase Amount” means the lesser of (a) the amount of any Permanent Reduction in Liberty’s Equity Interest below 15%, and (b) 11.5%.
“Asset Exchange Agreement” has the meaning set forth in the Contribution Agreement.
“Asset Purchase Agreement” has the meaning set forth in the Contribution Agreement.
“Associate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Associated” shall have a correlative meaning. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Liberty and their respective Associates shall not be deemed to be Associates of A/N; (b) the Company and A/N and their respective Associates shall not be deemed to be Associates of Liberty; and (c) Liberty and A/N and their respective Associates shall not be deemed to be Associates of the Company.
“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings. Without limiting Section 4.4, any Beneficial Ownership by a Person that is jointly owned by A/N and Liberty shall be considered Beneficial Ownership by each such owner to the extent of such owner’s equity ownership in such jointly-owned Person.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended effective February 9, 2010 (including as they may subsequently be amended, modified, supplemented and/or restated in accordance with its terms and not inconsistent with the provisions hereof).
“Cap” means, (a) in respect of A/N, the greatest of, (i) A/N’s Equity Interest issued at Closing, (ii) 25% and (iii) the Voting Cap applicable to the A/N Parties; and (b) in respect of Liberty, the greater of (i) 26% and (ii) the Voting Cap applicable to the Liberty Parties.
“Capital Raising Issuance Notice” has the meaning set forth in Section 5.1(b).

“Capital Raising Preemptive Right” has the meaning set forth in Section 5.1(a).
“Capital Raising Transactions” means any offering of shares of Company Common Stock (or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock) for cash, whether registered under the Securities Act or otherwise (other than pursuant to a Rights Plan).

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated August 20, 2010 (including as it may subsequently be amended, modified, supplemented and/or restated in accordance with its terms and not inconsistent with the provisions hereof).
“Cheetah” has the meaning set forth in the Preamble.
“Cheetah Holdco LLC” has the meaning set forth in the Recitals.
“Cheetah Holdco Class B Common Units” means the Class B Common Units of Cheetah Holdco LLC.
“Cheetah Holdco Common Units” means the Common Units of Cheetah Holdco LLC.
“Cheetah Holdco Preferred Units” means the Preferred Units of Cheetah Holdco LLC.
“Cheetah Holdco Units” means the Cheetah Holdco Common Units, the Cheetah Holdco Class B Common Units and the Cheetah Holdco Preferred Units.
“Cheetah Stockholder Approvals” has the meaning set forth in the Contribution Agreement.
“Cheetah Stockholder Meeting” has the meaning set forth in the Contribution Agreement.
“Class B Director Appointment Right” has the meaning set forth in Section 3.2(a)(i).
“Closing” has the meaning set forth in the Contribution Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Comcast Agreement” means the Transactions Agreement, dated April 25, 2014, by and between Comcast and the Company, consistent in all material respects with the terms thereof disclosed in the Current Report on Form 8-K of Cheetah dated April 25, 2014 and filed with the SEC on April 28, 2014.
“Comcast-TWC Agreement” means the Agreement and Plan of Merger, dated as of February 12, 2014, among Time Warner Cable Inc., Comcast Corporation and Tango Acquisition Sub, Inc.
“Comcast Transactions” means the transactions contemplated by the Separation Agreement, the Spinco Merger Agreement, the Asset Exchange Agreement and the Asset Purchase Agreement.
“Company” means (a) until immediately prior to the closing of the Comcast Transactions, Cheetah and (b) from and thereafter, New Cheetah, unless the context otherwise requires.

“Company Change of Control” means a transaction or series of related transactions which would result in (a) the then-existing Company stockholders (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a Voting Interest of 50% or more of the Company or any successor company or (b) any change in the composition of the Board resulting in the persons constituting the Board prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to constitute a majority of the Board or any successor board of directors (or comparable governing body).
“Company Class B Common Stock” means the Class B Common Stock of the Company to be authorized pursuant to the Amended and Restated Certificate and issued at the Closing, which shall have the terms set forth in the Transaction Term Sheet.
“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
“Company Equity” means the Capital Stock of the Company, Cheetah Holdco LLC or any of its Subsidiaries (including the Company Common Stock, the Company Class B Common Stock and the Cheetah Holdco Units).
“Company Material Adverse Effect” means an effect that is materially adverse to the business, results of operations, financial condition, cash flows, assets or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions); (ii) changes or conditions generally affecting the multichannel video programming, high-speed data or telephony industries; (iii) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries; (iv) the execution of the Contribution Agreement or the agreement providing for the transaction giving rise to the applicable preemptive rights or the announcement, pendency or consummation of the transactions contemplated by any such agreement (including the exercise or consummation of the applicable preemptive rights), the Comcast Agreement or the Comcast-TWC Agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby); (v) any failure by the Company or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); (viii) any change in the price of the Company Class A Common Stock on the NASDAQ (it being understood that this clause (viii) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ix) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (ix) shall not apply to any obligation to operate in the ordinary course set forth in the Contribution Agreement or the agreement providing for the transaction giving rise to the applicable preemptive rights); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on the Company and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed data or telephony industries in the United States, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Company Material Adverse Effect) be taken into account in determining whether there has been a Company Material Adverse Effect.
“Contribution Agreement” has the meaning set forth in the recitals of this Agreement.
“Director” means a director of the Company.
“Distribution Transaction” involving any person that Beneficially Owns all or substantially all of the Voting Securities of the Company owned by the Liberty Parties (for purposes of this defined term excluding clause (b) of the definition of Liberty Parties and any Liberty Persons) immediately prior to the Distribution Transaction means any transaction pursuant to which the equity interests of (a) such person or (b) any person that directly or indirectly owns a majority of the equity interests of such person are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the holders of one or more classes or series of the common stock of the applicable Parent Company, which classes or series of common stock are registered under Section 12(b) or 12(g) of the Exchange Act (all the holders of one or more such classes or series, “Parent Company Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of such person are made available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.
“Election Meeting” has the meaning set forth in Section 3.2(a)(i).
“ELF Limit” has the meaning set forth in Section 4.6(d).
“Equity Interest” means, with respect to either Investor Party, as of any date of determination, the percentage represented by the quotient of, without duplication, (a) the number of shares of Company Common Stock owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party) by such Investor Party and that would be owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party) by such Person on a Fully Exchanged Basis (provided that so long as the A/N Proxy is in effect, the calculation pursuant to this clause (a) shall include the Proxy Shares with respect to A/N and shall exclude the Proxy Shares with respect to Liberty) divided by (b) the number of shares of Company Common Stock that would be outstanding on a Fully Exchanged Basis and fully diluted basis.

“Equity Linked Financing” has the meaning set forth in Section 4.6(d).
“Equity Securities” means any equity securities of the Company or securities convertible into or exercisable or exchangeable for equity securities of the Company.
“Excess Shares” has the meaning set forth in Section 4.6(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Exchange Agreement” has the meaning set forth in the Contribution Agreement.
“Excluded Matter” includes each of the following:
(a)any vote of the Company’s stockholders on a Company Change of Control or a sale of all or substantially all of the Company’s assets;

(b)any vote of the Company’s stockholders to approve any bankruptcy plan or pre-arranged financial restructuring with the Company’s or Cheetah Holdco LLC’s creditors;

(c)any vote of the Company’s stockholders to approve the creation of a new class of shares of the Company or a new class of units of Cheetah Holdco LLC;

(d)with respect to each Investor Party, any vote of the Company’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other Investor Party or any of its Affiliates; and

(e)any vote of the Company’s stockholders in respect of any resolution that would in any way diminish the voting power of the Company Class B Common Stock compared to the voting power of the Company Common Stock (provided, that any such vote shall be an Excluded Matter with respect to Liberty only if such resolution would also in any way diminish the voting power of the Proxy Shares).

“Exercise Price” means, with respect to:

(a)M&A Transactions: the effective price (as determined in good faith by the Company and A/N or Liberty, as applicable, but without giving effect to the taxability of the underlying transaction or the value of any services to be provided after the applicable closing to the Company or its Affiliates) at which shares of Company Common Stock or other securities are being issued in such transaction;

(b)Capital Raising Transactions: the price per share at which such shares are offered and sold (net of any underwriting discounts, commissions or similar sale expenses);

(c)the exercise of options, warrants, convertible securities and other rights to acquire (including through an exchange) or purchase Company Common Stock or the lapse of any restrictions with respect to restricted shares of Company Common Stock: the weighted average price based upon (i) the volume weighted average price per share of the Company Common Stock over the twenty (20) trading days prior to each individual exercise, exchange or con-

version, as applicable, in the case of options, warrants, convertible securities or other rights, and (ii) the volume weighted average price per share of the Company Common Stock over the twenty (20) trading days prior to each individual lapse of restrictions on such restricted shares of Company Common Stock (or any tranche thereof), in each case, as reported by Bloomberg L.P.; and

(d)all other issuances of Company Common Stock or other securities: the effective issuance price, as determined in good faith by the Company and A/N or Liberty, as applicable.

“Existing Liberty Directors” means the Investor Directors (as defined in the Existing Stockholders Agreement) as of the date hereof.
“Existing Margin Loans” mean the Margin Loan Agreements, entered into as of October 30, 2014, by and among LMC Cheetah 4, LLC, Liberty, and the Administrative Agent, Calculation Agent and Lenders party thereto.
“Existing Stockholders Agreement” has the meaning set forth in the recitals.
“Extension Top Up Period” has the meaning set forth in Section 3.8(a).

“FCC” means the Federal Communications Commission.
“Fully Exchanged Basis” means assuming that all Cheetah Holdco Class B Common Units and Class B Common Stock were exchanged into shares of Company Common Stock, and all Cheetah Holdco Preferred Units were converted into Cheetah Holdco Class B Common Units and subsequently exchanged into shares of Company Common Stock, in each case in accordance with the terms of the Amended and Restated Certificate, the LLC Agreement and the Exchange Agreement, such that the Company was the sole holder of Cheetah Holdco Units.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.
“GreatLand Connections” means Midwest Cable, LLC, which is expected to change its name to GreatLand Connections, Inc. upon its conversion to a corporation prior to the closing of the Comcast Transactions.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” has the meaning set forth in the Amended and Restated Credit Agreement, dated as of March 18, 1999 and amended and restated on April 11, 2012 (as amended), by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders party thereto and Bank of America, N.A., as administrative agent.
“Independent” means, with respect to any Person, independent within the meaning of SEC and stock exchange rules and under the applicable Person’s corporate governance guidelines, and with no material affiliation or other material business, professional or investment relationship with the A/N Parties or the Liberty Parties other than by virtue of his or her relationship with the Company (in the case of current independent Directors of the Company, considering only matters originating after the execution of this Agreement).
“Initial Top Up Period” has the meaning set forth in Section 3.8(a).
“Initial Tranche Purchase” has the meaning set forth in Section 2.1(a).
“Investor Designee” means any of the A/N Designees or the Liberty Designees, as applicable; and “Investor Designees” means all of the A/N Designees and Liberty Designees, collectively.
“Investor Director” means any of the A/N Directors or the Liberty Directors, as applicable; and “Investor Directors” means all of the A/N Directors and Liberty Directors, collectively.
“Investor Party” means either of A/N or Liberty, as applicable; and “Investor Parties” means A/N and Liberty, collectively.
“Investor Party Group” means (a) with respect to Liberty, the Liberty Parties and (b) with respect to A/N, the A/N Parties.
“JM” means Dr. John C. Malone.
“JM Persons” means (i) the spouses, siblings or lineal descendants (including adoptees) of JM; (ii) any trusts or private foundations created primarily for the benefit of, or controlled by, JM or any of the Persons described in clause (i) or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes; (iii) in the event of the incompetence or death of JM or any of the Persons described in clause (i), such Person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees; or (iv) any group consisting solely of JM and/or any Person described in clauses (i)-(iii).
“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.
“Leverage Ratio” means the Consolidated Leverage Ratio, as defined in the Amended and Restated Credit Agreement, dated as of March 18, 1999 and amended and restated on April 11, 2012 (as amended), by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Liberty” has the meaning set forth in the Preamble; provided that from and after the date of any Distribution Transaction, “Liberty” shall refer solely to the Qualified Distribution Transferee with respect to such Distribution Transaction; and provided, further, that in no event shall there be more than one Liberty at any one time.
“Liberty Assumption Instrument” means a written instrument, reasonably acceptable to the Company and A/N, to be entered into prior to any Transfer of Company Securities by Liberty or any other Liberty Party to any Liberty Party, pursuant to which such Liberty Party will agree to assume and perform the obligations of Liberty under this Agreement and the Proxy Agreement (but without releasing Liberty from any such obligations, other than as contemplated by Section 7(f) of the Proxy Agreement and Section 4.5 hereof); provided, that in the event such Transferee ceases to be a Liberty Party, as specified herein, all Company Securities held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 4.6).
“Liberty Change of Control” means a transaction or series of related transactions that results in (a) the stockholders of Liberty prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to own, directly or indirectly, securities representing at least fifty percent (50%) of the equity and voting power (or, if the Series B common stock of Liberty represents less than twenty percent (20%) of its outstanding voting power of Liberty, fifty percent (50%) of the outstanding equity securities) of Liberty or the successor entity; provided, in the case of this clause (a), that the acquisition of control of Liberty by one or more Liberty Persons shall not constitute a Liberty Change of Control, and that a combination of Liberty with another entity controlled by one or more Liberty Persons shall not constitute a Liberty Change of Control; or (b) any change in the composition of the board of directors of Liberty resulting in the Persons constituting the board of directors of Liberty as of the date which is twenty-four (24) months prior to such transaction, or the first transaction if a series of related transactions, ceasing to constitute a majority of the board of directors of Liberty (provided, that with respect to this clause (b), in the case of a Qualified Distribution Transferee, such transaction occurs not less than the date which is twenty-four (24) months following the applicable Distribution Transaction).
“Liberty Designees” means those Persons designated by Liberty for nomination to the Board (or deemed designated pursuant to Section 3.2(a)(ii)) or any Replacement thereof, in each case, subject to Section 3.2.
“Liberty Director” means a Director designated for nomination by Liberty pursuant to Section 3.2(a) or any other Director designated for nomination by Liberty and elected or appointed pursuant to the provisions of Section 3.2.
“Liberty Exercise Ratio” means, with respect to an issuance of New Securities, the quotient of (a) the number of New Securities that Liberty elects to purchase divided by (b) the maximum number of New Securities that Liberty shall be permitted to purchase, in each case pursuant to the Liberty Preemptive Right with respect to such issuance.
“Liberty Future Preemptive Right” has the meaning set forth in Section 5.2(a)(i).
“Liberty Interests” has the meaning set forth in Section 6.2(e).

“Liberty Parties” means (a) Liberty, (b) any Qualified Distribution Transferee, and (c) each Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of Liberty and/or any Qualified Distribution Transferee. For the avoidance of doubt, references to the ownership or Beneficial Ownership by Liberty of any securities or the control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of Liberty) or Beneficial Ownership of such securities or control of such voting power by the Liberty Parties collectively. Notwithstanding the foregoing, (i) a Liberty Person to whom a Liberty Party Transfers Equity Securities shall become a Liberty Party hereunder, and (ii) solely for purposes of determining the Cap and the Voting Cap applicable to Liberty, the term Liberty Parties shall include all Liberty Persons (other than with respect to any equity compensation payable to any Liberty Designee).
“Liberty Persons” means JM, the JM Persons or senior executives of Liberty.
“Liberty Portion” has the meaning set forth in Section 5.2(a)(i).
“Liberty Shares” has the meaning set forth in the Contribution Agreement.
“Liberty Stock Issuance” has the meaning set forth in Section 2.1(c).
“Liberty Voting Cap Increase Amount” means the lesser of (a) the amount of any Permanent Reduction in A/N’s Equity Interest below fifteen percent (15%), and (b) 9.99%.
“M&A Issuance Notice” has the meaning set forth in Section 5.2(b).
“M&A Transaction” means any merger, consolidation or other business combination transaction pursuant to which Equity Securities are issued.
“Maximum Second Tranche Amount” has the meaning set forth in Section 2.1(b).
“Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer Newhouse and Rose Newhouse; and (ii) a Person who is primarily directly or indirectly owned, controlled or established for the benefit of the lineal descendants (including adoptees) of Meyer Newhouse and Rose Newhouse; (iii) any group consisting solely of any Person described in clause (i)-(ii), in the case of each of (i) through (iii), who has executed an A/N Assumption Agreement.
“New Cheetah” has the meaning set forth in the Preamble.
“New Securities” has the meaning set forth in Section 5.1(a).
“Other Issuance” means any issuance of Equity Securities by the Company other than in connection with a Capital Raising Transaction, an M&A Transaction or any dividend or distribution in which the applicable Investor Party participates on a pro rata basis (provided that such dividend or distribution does not adversely affect the Voting Interest held by such Investor Party (including, in the case of Liberty, the Proxy Shares) immediately prior to the record date therefor).

“Other Issuance Basket” has the meaning set forth in Section 5.2(d).
“Other Issuance Notice” has the meaning set forth in Section 5.2(d).
“Other Issuance Notice Date” has the meaning set forth in Section 5.2(d).
“Ownership Threshold” means (a) with respect to an Investor Party’s right to designate for nomination Investor Designees pursuant to Section 3.2, the thresholds set forth in Section 3.2(a), (b) with respect to an Investor Party’s right to select a Director to serve on the Search Committee pursuant to Section 3.5, the thresholds set forth in clauses (a) and (b) of Section 3.5(a), and (c) with respect to the written consent rights of an Investor Party pursuant to Sections 3.7(b)(i) and 3.7(b)(ii), as applicable, the thresholds set forth in Sections 3.7(b)(i) and 3.7(b)(ii), as applicable.
“Parent Company” means the publicly traded Person that Beneficially Owns, through an unbroken chain of majority-owned subsidiaries, the Person having record ownership of any Voting Securities of the Company. For purposes of this definition, the term “publicly traded” means that the Person in question (a) has a class or series of equity securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) is required to file reports pursuant to Section 15(d) of the Exchange Act.
“Parent Company Holders” has the meaning set forth in the definition of “Distribution Transaction.”
A “Permanent Reduction” of an Investor Party’s Equity Interest shall be deemed to have occurred with respect to a specified percentage of such Investor Party’s Equity Interest following the delivery by such Investor Party of a written notice to the other parties hereto that such Investor Party agrees not to acquire Beneficial Ownership of additional Equity Securities within the one year period following such notice (which notice shall be delivered by the applicable Investor Party promptly following the good faith determination by such Investor Party that it intends not to make any such acquisitions); provided, however, that once any Investor Party has an Equity Interest equal to or less than 5%, such Investor Party will be deemed to have Permanently Reduced its Equity Interest to 5% (including for purposes of the A/N Voting Cap Increase Amount or Liberty Voting Cap Increase Amount, as applicable).
“Permitted Purpose” means one or more of the following purposes: (A) to pay transaction costs arising out of the applicable (x) Equity Linked Financing, (y) the offering and sale of exchangeable notes or debentures or (z) a Stand Alone Margin Loan (to the extent the indebtedness available thereunder is secured by Excess Shares), (B) to purchase additional Company Equity (up to the Cap applicable to Liberty), including pursuant to the exercise of the Liberty Future Preemptive Right (“Permitted Share Purchases”), (C) to make co-investments with the Company or to effect any other transactions with the Company, in each case, that are approved by a majority of the Unaffiliated Directors or a committee of Unaffiliated Directors, (D) to repay outstanding indebtedness of Liberty (x) incurred for the purposes described in clauses (A), (B), (C) or (E) or (y) under any Stand Alone Margin Loan (provided that this clause (y) may not be used to repay more than the aggregate principal amount that can be borrowed at one time under Liberty’s Stand Alone Margin Loans assuming the pledge of the entire Pledged Shares Basket at such time plus, to the extent Excess Shares secure indebtedness thereunder the proceeds of which were used for a Permitted Purpose described in clauses (A) through (E), the pledge of such Excess Shares, and may not be used to repay such aggregate principal amount more than once), (E) for operating expenses of Liberty (which for the avoidance of doubt shall include SG&A expenses and capital expenditures) in an amount not to exceed $25 million per annum, or (F) or any other purpose, provided that the aggregate amount of shares of Company Common Stock securing or referenced by financing incurred pursuant to this clause (F), considering all Equity Linked Financings and exchangeable notes, debentures and similar securities then outstanding, does not exceed at any one time outstanding, a number of shares of Company Common Stock equal to 25% of the Company Common Stock Beneficially Owned by Liberty on the date of determination.
“Permitted Share Purchases” has the meaning set forth in the definition of “Permitted Purposes.”
“Permitted Transfer” shall mean any Transfer (or deemed Transfer) of Company Equity effected by Liberty in compliance with Section 4.6(b)(viii), Section 4.6(b)(ix), Section 4.6(c), Section 4.6(d) and Section 4.6(f), to the extent applicable.
“Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.
“Pledged Shares Basket” has the meaning set forth in Section 4.6(c).
“Preemptive Share Purchase” means the exercise of the Capital Raising Preemptive Right, the A/N Future Preemptive Right or the Liberty Future Preemptive Right, as applicable.
“Preemptive Purchase Closing” means closing of the Preemptive Share Purchase.
“Pro Rata Portion” means, with respect to an Investor Party, for any issuance of New Securities, the number of New Securities equal to the product of (a) the total number of New Securities to be issued by the Company in such issuance (including any securities to be issued to all Investor Parties) and (b) the Investor Party’s Equity Interest on such issuance date (immediately prior to any such issuance of New Securities and without giving effect to any issuance that has accrued towards the Other Issuance Basket).
“Prohibited Person” has the meaning set forth in Section 4.6(b)(iii).
“Proxy Agreement” means the Proxy and Right of First Refusal Agreement, attached hereto as Exhibit A, to be entered into among Liberty, A/N and, for the limited purposes described therein, Cheetah and New Cheetah, at the Closing, as such agreement may be amended or modified in accordance with the terms thereof and hereof.
“Proxy Shares” means the shares of Company Common Stock and Company Class B Common Stock to the extent that Liberty has the right to vote such shares pursuant to the A/N Proxy.
“Purchasing Investor Party” means an Investor Party that has duly exercised the Liberty Future Preemptive Right or A/N Future Preemptive Right, as applicable, in accordance with this Agreement.

“Qualified Distribution Transferee” means any person that meets the following conditions: (a) at the time of any transfer to it of Voting Securities, it is an Affiliate of Liberty, (b) thereafter, by reason of a Distribution Transaction, it ceases to be an Affiliate of Liberty, and (c) prior to such transfer, it executes and delivers to the Company a written agreement reasonably satisfactory to the Company to be bound by, and entitled to the benefits of, this Agreement, prospectively, as contemplated by Section 4.5.
“Reference Price” means $172.9963.
“Registration Rights Agreement” has the meaning set forth in the Contribution Agreement.
“Representatives” means, with respect to a party, its and its Affiliates’ respective directors, officers, employees and agents.
“Replacement” has the meaning set forth in Section 3.2(e).
“Rights Plan” has the meaning set forth in Section 4.7.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Rule 144A” means Rule 144A promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Search Committee” has the meaning set forth in Section 3.5.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Tranche Amount” has the meaning set forth in Section 2.1(b).
“Second Tranche Purchase” has the meaning set forth in Section 2.1(b).
“Section 16(b)” has the meaning set forth in Section 5.3.
“Section 16 Exemption” has the meaning set forth in Section 5.3.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Separation Agreement” has the meaning set forth in the Contribution Agreement.
“Specified Agreements” has the meaning set forth in Section 3.3(a)(ii)(B).
“Stand Alone Margin Loan” has the meaning set forth in Section 4.6(c).
“Subject Shares” has the meaning set forth in the Proxy Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“Spinco Merger Agreement” has the meaning set forth in the Contribution Agreement.
“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax-Deferred Basis” means a transaction in which gain or loss is deferred in whole or material part for Federal income tax purposes, including, without limitation, an exchange under Section 1031 of the Code.
“Threshold Breach Event” means an action, event or other circumstance that has caused (a) either the Equity Interest or Voting Interest of the applicable Investor Party to fall below the applicable Ownership Threshold such that, if an annual or special meeting of stockholders were to occur at such time, then the number of Investor Designees that either A/N or Liberty would be entitled to designate for nomination pursuant to Section 3.2(a)(i) or (ii), respectively, would be reduced by one or more Directors, (b) either the Equity Interest or Voting Interest of the applicable Investor Party to fall below the applicable Ownership Threshold such that, if a Search Committee were to be formed pursuant to Section 3.5 at the time of such event, the applicable Investor Party would no longer hold the right to select a Director to serve on the Search Committee , or (c) either the Equity Interest or Voting Interest of the applicable Investor Party to fall below the applicable Ownership Thresholds for the consent rights specified in Section 3.7.
“Threshold Tolling Event” has the meaning set forth in Section 3.8(b).
“Transaction Agreements” means the Exchange Agreement, the Registration Rights Agreement, the LLC Agreement, this Agreement and the Tax Matters Agreement.
“Top Up-Right” has the meaning set forth in Section 3.8(a).
“Total Voting Power” means the total number of votes that may be cast generally in the election of Directors if all outstanding Voting Securities were present and voted at a meeting held for such purpose (provided that this calculation shall take into account the number of votes represented by the shares of Company Class B Common Stock outstanding whether or not the Class B Director Appointment Right has come into effect).
“Trading Day” means any day on which The Nasdaq Stock Market is open for regular trading of the Company Common Stock.
“Transaction Term Sheet” has the meaning set forth in Section 2.2.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise. For the avoidance of doubt, neither a Liberty Change of Control nor the occurrence of an acquisition or combination described in the proviso to clause (a) of the definition of Liberty Change of Control shall be deemed a Transfer of Company Equity.
“Transition Services Agreement” has the meaning set forth in the Contribution Agreement.
“Unaffiliated Director” means a Director who is not an Investor Director.
“Voting Cap” means (a), in the case of Liberty, the greater of (x) the greater of 25.01% and 0.01% above the highest Voting Interest of any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (which, for the avoidance of doubt, shall not exceed 23.5% in the case of A/N), and (y) the sum of (A) 23.5% plus (B) the Liberty Voting Cap Increase Amount; and (b), in the case of A/N, the sum of 23.5% and the A/N Voting Cap Increase Amount.
“Voting Interest” means, with respect to any Person, the percentage equal to the quotient of (a) the total number of votes that may be cast generally in the election of Directors by such Person at a meeting held for such purpose (provided that (i) with respect to determining the Voting Interest of A/N and Liberty, so long as the A/N Proxy is in effect, the calculation pursuant to this clause (a) shall include the votes represented by the Proxy Shares with respect to Liberty and shall exclude the votes represented by the Proxy Shares with respect to A/N and (ii) the calculation pursuant to this clause (a) shall take into account the number of votes represented by the shares of Company Class B Common Stock outstanding whether or not the Class B Director Appointment Right has come into effect) divided by (b) the Total Voting Power.
“Voting Securities” means the shares of Company Common Stock and shares of Company Class B Common Stock, and any securities of the Company entitled to vote generally for the election of Directors.
“VWAP” means, for any Trading Day, a price per share of Company Common Stock equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the shares of Company Common Stock for the entirety of such Trading Day as determined by reference to the screen entitled “CHTR <EQUITY> AQR SEC” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day).
“VWAP Price” has the meaning set forth in the Proxy Agreement.
Section 1.2    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Section 1.3    Effectiveness. Notwithstanding anything to the contrary in this Agreement, (a) this Agreement shall not become effective until the Closing, provided that this Article I, Article II, Section 5.3, Section 5.4, Article VI and Article VII shall become effective as of the date hereof and (b) the Existing Stockholders Agreement shall remain in full force and effect until the Closing, whereupon it shall be terminated and of no further force or effect.

ARTICLE II.
CERTAIN PRE-CLOSING AND CLOSING MATTERS

Section 2.1    Pre-Closing Preemptive Rights Purchases.

(a)Liberty shall purchase from the Company, and the Company shall sell to Liberty, for an aggregate purchase price of $700,000,000 in cash, a number of shares of Company Common Stock equal to $700,000,000 divided by the Reference Price (the “Initial Tranche Purchase”) at the closing of the Initial Tranche Purchase pursuant to Section 2.1(c).

(b)At any time until the 105th day after the date hereof (the “Additional Purchase Period”), Liberty may deliver written notice to the Company of its agreement to purchase, at the Reference Price per share in cash, a specified number of shares of Company Common Stock (such number, the “Second Tranche Amount”), which amount, together with the shares of Company Common Stock Beneficially Owned by Liberty as of the date of exercise and shares of Company Common Stock purchased by Liberty pursuant to the Initial Tranche Purchase, shall not exceed the amount (the “Maximum Second Tranche Amount”) that would cause Liberty’s Equity Interest to equal 19.01% after giving effect to the issuances pursuant to the Comcast Transactions, the Initial Tranche Purchase and the Contribution Agreement, and the Company shall sell to Liberty, and Liberty shall purchase from the Company, the Second Tranche Amount (the “Second Tranche Purchase”) at the closing of the Second Tranche Purchase pursuant to Section 2.1(c), provided, that if the Company increases or decreases the number of shares of Company Common Stock outstanding on a Fully Exchanged Basis and fully diluted basis between the date of the delivery of such notice and the Closing, the Second Tranche Amount shall be automatically adjusted (by increasing or decreasing the number of shares of Company Common Stock to be purchased pursuant thereto) downward or upward so that Liberty’s Equity Interest shall equal 19.01% upon completion the Second Tranche Purchase. Liberty shall not sell shares of Company Common Stock in the market (which, for avoidance of doubt, shall exclude any Permitted Transfers) between the date hereof and the Closing Date.

(c)The closing of the Initial Tranche Purchase and the Second Tranche Purchase (collectively, the “Liberty Stock Issuance”) shall be consummated concurrently with the Closing, subject only to (i) the occurrence of the Closing, (ii) (x) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, excluding the Liberty Shares, in favor of the Liberty Stock Issuance and (y) the affirmative vote of the holders of a majority of the votes cast by holders of Company Common Stock in favor of the Liberty Stock Issuance, in each case at the Cheetah Stockholder Meeting and (iii) the satisfaction or waiver by Liberty of the conditions set forth in Section 5.4(b).

(d)On the Closing Date, Liberty shall (unless the conditions to the Liberty Stock Issuance in Section 2.1(c) are not satisfied) have an Equity Interest greater than or equal to 19.01%. Notwithstanding anything to the contrary in this Agreement, on the Closing Date, Liberty shall not have an Equity Interest greater than 26%, and A/N shall not have an Equity Interest greater than the lower of (i) 28.5% and (ii) the Equity Interest that A/N would have on the Closing Date as a result of the issuance of the Equity Consideration (as defined in the Contribution Agreement) to A/N at the Closing.

Section 2.2    Transaction Agreements. Cheetah, Liberty and A/N shall negotiate in good faith the definitive terms of the Transaction Agreements (for the avoidance of doubt, other than this Agreement) and the Amended and Restated Certificate as promptly as reasonably practicable after the date of this Agreement, on the terms and conditions set forth in Exhibit B to the Contribution Agreement (the “Transaction Term Sheet”), to the extent applicable, and with such other customary terms as may be reasonably agreed upon by the parties. Immediately prior to the Closing, the Amended and Restated Certificate, in such agreed form, shall have been filed with the Secretary of State of the State of Delaware and become effective as the certificate of incorporation of the Company. On the Closing Date and concurrently with the Closing, each of Liberty, A/N, New Cheetah and Cheetah Holdco LLC, as applicable, shall enter into the Transaction Agreements (for the avoidance of doubt, other than this Agreement) and the Proxy Agreement.

Section 2.3    GreatLand Connections Board. The Company represents and warrants to Liberty, as of the date hereof and as of the Closing Date, that a director selected by Liberty is appointed to the GreatLand Connections Board of Directors, and shall use reasonable best efforts to cause a person selected by A/N to become an observer to such board as promptly as practicable following the Closing.

Section 2.4    Voting Agreement. Each Liberty Party shall (i) cause all Voting Securities Beneficially Owned by such Liberty Party or over which such Liberty Party otherwise has voting discretion or control to be present at any stockholder meeting at which the Cheetah Stockholder Approvals or the Contribution Agreement or the Contribution or any of the other transactions contemplated thereby are to be considered, either in person or by proxy, and (ii) vote, and exercise rights to consent with respect to, all such Voting Securities in favor of the Cheetah Stockholder Approvals and the approval and adoption of the Contribution Agreement and the Contribution and each of the other transactions contemplated thereby.

Section 2.5    Transaction Agreement Amendments. The Company and A/N shall not amend, modify or waive the terms of the Contribution Agreement (including the Transaction Term Sheet) or any Transaction Agreement prior to Closing if such amendment, modification, or waiver would have an adverse effect on Liberty. For the avoidance of doubt, it is accepted and agreed that any waiver of the conditions set forth in Sections 6.1(g), (h) and (i) and Section 6.3(c) of the Contribution Agreement shall be deemed to have an adverse effect on Liberty. Without limiting the generality of the foregoing, the Company may not consummate the Closing without having received the affirmative votes described in Section 2.1(c)(ii) without the written consent of Liberty. The Company and A/N agree that they shall not consummate the Closing if the transactions contemplated hereunder to occur simultaneously with the Closing

(including the Liberty Stock Issuance) are not able to be consummated at such time (other than as a result of Liberty’s inability to consummate such transactions or breach of this Agreement).

Section 2.6    CEO and Chairman. At A/N’s request, but not a condition to closing, the parties have agreed that Mr. Rutledge will be offered to be the CEO and new Chairman of the Company with a new five-year employment agreement to be negotiated prior to the Closing. In the event that Mr. Rutledge does not agree to serve as the new Chairman then the parties will mutually agree on the appointment of a new Chairman.

ARTICLE III.
GOVERNANCE

Section 3.1    Board Size; Initial Composition. On the Closing Date:

(a)the size of the Board shall be thirteen (13) directors and the Amended and Restated Certificate of Incorporation will fix the size of the Board at thirteen (13) directors;

(b)Liberty shall cause the resignation as a Director of one or two of the Existing Liberty Directors; provided, that in the event Liberty elects to cause the resignation of two Existing Liberty Directors, Liberty will appoint a replacement for one such Existing Liberty Director in the same manner as A/N appoints its directors; provided, further, that Liberty shall identify the persons who will be Liberty Designees as of Closing prior to the filing of the definitive Proxy Statement (as defined in the Contribution Agreement); and

(c)each individual designated as an A/N Nominee by A/N (each, an “A/N Approved Designee”) shall be appointed as a Director; provided that A/N shall identify the persons who will be A/N Approved Designees prior to the filing of the definitive Proxy Statement (as defined in the Contribution Agreement).

Section 3.2    Election and Appointment.

(a)From and after the Closing, the manner of selecting nominees for election to the Board of Directors shall be as follows:

(i)Investor Nominees. In connection with each annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), each Investor Party shall have the right to designate for nomination (it being understood that such nomination may include any nomination of any incumbent Investor Director (or a Replacement) by the Board (upon the recommendation of the Nominating and Corporate Governance Committee)) a number of Investor Designees as follows, in each case subject to Section 3.8(a):

(A)three (3) Investor Designees, if such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 20%;

(B)two (2) Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than 20% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 15%;

(C)one (1) Investor Designee, if such Investor Party’s Equity Interest and Voting Interest are both less than 15% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 5%; and

(D)no Investor Designees, if the Investor Party’s Equity Interest and Voting Interest are both less than 5%;

provided, that, subject to non-objection by Nasdaq (with Representatives of the Company and A/N to discuss jointly with Representatives of Nasdaq any request (if applicable) for such non-objection), the Amended and Restated Certificate shall expressly provide that, for so long as Liberty is entitled to nominate not more than one Director pursuant to this Section 3.2(a)(i), A/N shall (instead of having the rights set forth above in this Section 3.2(a)(i)) automatically have the right as a holder of Company Class B Common Stock to designate the applicable number of A/N Investor Designees set forth above (the “Class B Director Appointment Right”), provided, however, that the foregoing will not affect or diminish the obligations of the Company under this Article III or any A/N Parties holding Company Equity to vote in accordance with the provisions of Section 3.2(h), provided further, that, in the event of objection by Nasdaq to the Class B Director Appointment Right, A/N and the Company shall negotiate in good faith an alternative means of providing A/N with similar rights acceptable to A/N and the Company to which Nasdaq does not object; provided, that such alternative means shall not affect Liberty’s rights under this Article III or the Proxy Agreement.
(ii)Each of A/N and Liberty shall give written notice to the Nominating and Corporate Governance Committee of each A/N Designee or Liberty Designee, respectively, no later than the date that is sixty (60) days prior to the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders; provided, that if either of A/N or Liberty fails to give such notice in a timely manner, then such Investor Party shall be deemed to have nominated the incumbent A/N Director(s) or Liberty Director(s), respectively, in a timely manner (unless the number of incumbent A/N Directors or Liberty Directors is less than the number of A/N Designees or Liberty Designees, respectively, the applicable Investor Party is entitled to designate pursuant to clause (i) above, in which case the Company and the applicable Investor Party shall use their respective reasonable best efforts to mutually agree on a designee or designees to satisfy the requirements of clause (i) above).

(iii)Notwithstanding anything to the contrary in this Agreement, in no event shall either Investor Party or both Investor Parties collectively have the right to designate pursuant to this Section 3.2 a number of Directors that, assuming the election or appointment, as applicable, of such designees, would result in the number of Investor Directors being equal to or greater than 50% of the total number of seats on the Board, set forth in Section 3.1(a).

(b)The candidates for any Unaffiliated Director positions to be included in management’s slate of nominees shall be selected by the Nominating and Corporate Governance Committee by vote of (i) a majority of the Unaffiliated Directors on the Nominating and

Corporate Governance Committee at such time and (ii) a majority of all the Directors on the Nominating and Corporate Governance Committee at such time.

(c)Subject to Section 3.2(e), the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, shall cause each Investor Designee designated in accordance with Section 3.2(a) to be included in management’s slate of nominees for election as a Director at each Election Meeting and to recommend that the Company’s stockholders vote in favor of the election of each Investor Designee.

(d)The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Board of Directors and the Nominating and Corporate Governance Committee to, cause the election of each Investor Designee to the Board of Directors at each Election Meeting (including supporting the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees).

(e)If any Investor Designee (i) is unable to serve as a nominee for appointment on the Closing Date or for election as a Director or to serve as a Director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such Investor Designee failing to receive a majority of the votes cast, or (iii) is to be substituted by the Investor Party (with the relevant Investor Designees’ consent and resignation) for election at an Election Meeting, the Investor Party shall have the right to submit the name of a replacement for each such Investor Designee (each a “Replacement”) to the Company for its approval (such determination to be made in the sole discretion of the Company acting in good faith and consistent with the Company’s nominating and governance practices (consistently applied) in effect from time to time) and who shall, if so approved, serve as the nominee for election as Director or serve as Director in accordance with the terms of this Section 3.2. For each proposed Replacement that is not approved by the Company, the Investor Party shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence. The Investor shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that a Replacement may serve as a nominee for election as Director or to serve as a Director whereupon such person is appointed as the Replacement. An Investor Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules. The Company acknowledges that, as of the date of this Agreement, to the Company’s knowledge, each of the Existing Liberty Directors meets the standards set forth above.

(f)Notwithstanding anything to the contrary in this Agreement neither the Nominating and Corporate Governance Committee, the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend (i) a proposed Investor Designee (other than an Existing Liberty Director) if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to fail to meet the independence standard of any stock exchange on which the Voting Securities are listed or traded (including, for the avoidance of doubt, taking into account the position discussed in the first paragraph of IM-5605. Definition of Independence - Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market with respect to stock owner-

ship by itself not precluding a finding of independence) or otherwise violate applicable Law, stock exchange rules or the Corporate Governance Guidelines of the Company (consistently applied), or (ii) an A/N Approved Designee or Existing Liberty Director if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules, and in each such case the Company shall provide the Investor Party that designated such Investor Designee with a reasonable opportunity to designate a Replacement.

(g)The Investor Party who designated any Investor Director shall promptly take all appropriate action to cause to resign from the Board, and each Liberty Party or A/N Party, as applicable, shall vote any Voting Securities then held by such Investor Party in favor of removal of an Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules.

(h)From and after the Closing Date, so long as the Company is in compliance with Sections 3.2(c), and 3.4(a), subject to Section 3.7(a), each A/N Party and Liberty Party shall (i) cause all Voting Securities Beneficially Owned by any member of such Investor Party Group, or over which any member of such Investor Party Group otherwise has voting discretion or control to be present at any stockholder meeting at which Directors are elected or removed either in person or by proxy, (ii) vote, and exercise rights to consent with respect to, such Voting Securities (A) in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee (including the Investor Designees), (B) against any other nominees, and (C) against the removal of any Director (including any Unaffiliated Director) if the Nominating and Corporate Governance Committee so recommends, provided, in each case, that, with respect to the Unaffiliated Directors, each member of such Investor Party Group shall instead vote, or exercise rights of consent in respect to, such Voting Securities in the same proportion as the Voting Securities that are voted or which the rights of consent with respect to such Voting Securities are exercised, by stockholders other than the A/N Parties and the Liberty Parties or (without limiting Sections 4.2 and 4.4) any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any of the foregoing are voted or consents with respect thereto are delivered, if doing so would cause a different outcome with respect to the Unaffiliated Directors and (iii) not take, alone or in concert with other Persons, any action to remove or oppose any Unaffiliated Director or to seek to change the size or composition of the Board of Directors or otherwise seek to expand such Investor Party’s representation on the Board of Directors in a manner inconsistent with Section 3.2(a).

(i)Subject to Section 3.8, if an Investor Party falls below an Ownership Threshold specified in Section 3.2(a), then the applicable Investor Party shall, forthwith (and in any event within two (2) business days), cause such number of such Investor Party’s Investor Directors then serving on the Board to resign from the Board (such resigning Investor Directors to be selected at the nominating Investor Party’s discretion, and to be replaced by nominees chosen by the Unaffiliated Directors) as is necessary so that the remaining number of such Investor Party’s Investor Directors then serving on the Board is less than or equal to the number of Investor Designees that the Investor Party is then entitled to designate for nomination pursuant to Section 3.2(a). If any director ceases to be in office (upon death, resignation, removal or otherwise), then Liberty, A/N and the Nominating and Corporate Governance Committee, as

applicable, shall use reasonable best efforts to select a replacement and to cause such replacement to be seated as promptly as practicable.

(j)The Chairman of the Board shall be Independent from each of Liberty and A/N.

Section 3.3    Voting on Matters by Board.

(a)From and after the Closing:

(i)any action of the Board other than those described in clause (ii) below shall require the approval of a majority of the full Board; and

(ii)for so long as each of A/N and Liberty have a Voting Interest or Equity Interest equal to or greater than 20%:

(A)subject to the following clause (B), any Company Change of Control shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors; and

(B)any transaction involving either A/N and/or Liberty (or any of their respective Affiliates or Associates) and the Company, other than a Preemptive Shares Purchase or the exercise by the Company of the rights pursuant to Section 4.8, or any transaction in which A/N and/or Liberty (or any of their respective Affiliates or Associates) will be treated differently from the holders of Company Common Stock or Company Class B Common Stock, shall require the approval of (1) the Unaffiliated Directors plus (2) a majority of the directors designated by the party without such a conflicting interest; provided that the approval requirement referred to in this clause (2) shall not apply to ordinary course programming and distribution agreements and related ancillary agreements (for example, advertising and promotions) entered into on an arms’ length basis (such agreements referred to in this proviso, collectively “Specified Agreements”); and

(C)any amendment to the Amended and Restated Certificate shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors.

(b)Decisions of the Unaffiliated Directors shall exclude any who are not Independent of the Company, Liberty and A/N.

(c)The Amended and Restated Certificate will include the Class B Director Appointment Right (or, in the event of objection by Nasdaq to the Class B Director Appointment Right, the alternative means of providing A/N with similar rights that shall be agreed pursuant to Section 3.2(a)(i)), Sections 3.3(a)(i) and 3.3(a)(ii) and Section 3.3(b), mutatis mutandis.

Section 3.4    Committees.

(a)On the Closing Date, and subsequently in connection with each Election Meeting, the Company and the Board agree to cause the appointment of at least one A/N Designee and at least one Liberty Designee (in each case as selected by the applicable Investor Party) to each of the committees of the Board (other than any Search Committee, which is governed by Section 3.5, and other than any committee formed for the purpose of evaluating a transaction or arrangement with such Investor Party or any of its Affiliates or Associates); provided that such Investor Designee meets the independence and other requirements under applicable Law, such committee’s charter and applicable stock exchange rules for such committee; provided, further, that (without limiting any rights of the Investor Parties to have the Investor Designees sit on such committees) the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee shall each have at least a majority of Unaffiliated Directors; provided, further, that, subject to Section 3.8, an Investor Party shall lose the right to have at least one Investor Designee appointed to any such committee at such time that a Threshold Breach Event has occurred with respect to such Investor Party’s Equity Interest or Voting Interest levels regarding selection of Investor Designees. In the event the inability of an Investor Designee to serve on the Board as described in Section 3.2(e)(i) or (ii), as applicable, results in a vacancy on one of such committees, the applicable Investor Party shall have the right to submit that the Replacement proposed pursuant to Section 3.2(e) be appointed to fill such committee vacancy, subject to the provisions of this Section 3.4. In the event an Investor Designee is removed by the Board from the committee on which such Investor Designee serves, the applicable Investor Party shall have the right to submit the name of another Investor Designee to fill the committee vacancy as a result of such removal, subject to the provisions of this Section 3.4.

(b)The applicable Investor Party shall promptly take all appropriate action to cause to resign from any committee set forth in Section 3.5(a) any Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.

Section 3.5    Search Committee.

(a)In connection with (x) any search for new candidates to serve as the Chief Executive Officer or (y) nomination of a Chairman of the Board (other than the Chairman to be appointed pursuant to Section 2.6), the Board shall create a four (4)-person search committee (the “Search Committee”), which committee shall consist of:

(i)one (1) A/N Director selected by A/N, until such time as A/N’s Equity Interest or Voting Interest is no longer greater than or equal to 15%;

(ii)one (1) Liberty Director selected by Liberty, until such time as Liberty’s Equity Interest or Voting Interest is no longer greater than or equal to 15%; and

(iii)Unaffiliated Directors for such remaining number of Directors (and, for the avoidance of doubt, in the event that A/N and/or Liberty does not have the right to appoint an Investor Director to the Search Committee pursuant to the prior clause (i) and/or (ii), the Unaffiliated Directors shall select one or more additional Unaf-

filiated Director(s) to fill such position, such that the Search Committee shall at all times consist of four (4) Directors in total);

provided, that, subject in each case to Section 3.8, in the event that a Threshold Breach Event has occurred with respect to either A/N or Liberty’s right to appoint an Investor Director to the Search Committee, then the applicable Investor Party shall, within two (2) business days of such Threshold Breach Event, cause such Investor Party’s Investor Directors then serving on the Search Committee to resign from the Search Committee and such Director shall be replaced on the Search Committee by a Director selected by the full Board and provided, further, that in the event neither A/N or Liberty is entitled to appoint an Investor Director to the Search Committee pursuant to a Threshold Breach Event, then the Search Committee shall be constituted as directed by the full Board.
(b)Any selection of a candidate or other action by the Search Committee shall require the affirmative vote of at least three (3) of the four (4) Directors on the Search Committee; provided that no Investor Director (if any) on such committee shall be entitled to cast a vote with respect to any candidate considered for a position by the Search Committee that is affiliated or otherwise associated with the Investor Party that designated such Investor Director, or with such Investor Party’s respective Affiliates (including any person that is an employee, officer, director, partner, manager, agent or other representative of such Investor Party or such Investor Party’s Affiliates), and the required approval in respect of any such candidate shall be the unanimous vote of the other Directors then serving on the Search Committee.

Section 3.6    Expenses and Fees; Indemnification. Each Investor Designee elected to the Board will be entitled to compensation (including equity compensation, provided, for the avoidance of doubt, that no equity compensation payable to an Investor Designee will be deemed to be Beneficially Owned by the Investor Party designating such Investor Designee) and other benefits consistent with the compensation and benefits paid or made available to Unaffiliated Directors, and the Company will reimburse each Investor Designee for his reasonable expenses, consistent with the Company’s policy for such reimbursement in effect from time to time, incurred attending meetings of the Board and/or any committee of the Board. The Company shall indemnify, or provide for the indemnification of, including, subject to applicable Law, any rights to the advancement of fees and expenses, the Investor Designees and provide the Investor Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the non-employee members of the Board of Directors.

Section 3.7    Voting as Stockholder.

(a)Voting Cap. From and after the Closing, each Liberty Party and each A/N Party agrees (except with respect to any Excluded Matter with respect to such Investor Party) to vote, and exercise rights to consent with respect to, all Voting Securities Beneficially Owned by such Liberty Party or A/N Party, as applicable, or over which such Liberty Party or A/N Party, as applicable, otherwise has voting discretion or control that are in excess of the applicable Investor Party’s Voting Cap in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (x) the A/N Parties or the Liberty Parties, respectively (but only if A/N or Liberty, respectively, has the right to nominate one or more Directors hereunder) or (y) any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that Beneficially Owns Vot-

ing Securities representing 10% or more of the Total Voting Power (other than any such Person or group that reports its holdings of Company securities on a statement on Schedule 13G filed with the SEC and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)). The Amended and Restated Certificate of Incorporation will include this Section 3.7(a), mutatis mutandis.

(b)Consent Rights.

(i)From and after the Closing and subject to Section 3.8, for so long as an Investor Party’s Equity Interest or Voting Interest is greater than or equal to 20%, without the prior written consent of such Investor Party:

(A)the Company shall not incur Indebtedness, if immediately following such incurrence the Company’s Leverage Ratio would exceed 5.0x; and

(B)the Company shall not fundamentally change the business or material investments of the Company to an extent that would constitute a significant departure from the Company’s existing business, or voluntarily liquidate, dissolve or wind-up the Company or Cheetah Holdco LLC.

(ii)From and after the Closing and subject to Section 3.8, for so long as A/N’s Equity Interest or Voting Interest is greater than or equal to 20%, without the prior written consent of A/N:

(A)the Company shall not sell or transfer, or enter into any agreement to sell or transfer, all or a majority of the Membership Interests, or the assets underlying the Membership Interests immediately prior to Closing, within (1) the two (2)-year period following the Closing Date, if such sale or transfer would occur on a basis other than a predominantly Tax-Deferred Basis or (2) the seven (7)-year period following the Closing Date, if such sale or transfer would not occur on a predominantly Tax-Deferred Basis; and

(B)Cheetah Holdco LLC shall not issue any additional Cheetah Holdco Preferred Units or any preferred units of Cheetah Holdco LLC of any class having a liquidation preference equal or superior to that of the Cheetah Holdco Preferred Units.

(iii)For the avoidance of doubt and subject to Section 3.8, in the event that a Threshold Breach Event has occurred with respect to the consent rights of an Investor Party specified in this Section 3.7(b), such Investor Party shall no longer have such consent rights.

(c)Company Class B Common Stock Voting Rights. The Amended and Restated Certificate will provide that, without limiting the restrictions in Sections 4.2 and 4.4, the Company Class B Common Stock will not have voting rights on any matter to the extent that any A/N Party, or any group including one or more A/N Parties, has Beneficial Ownership of more than 49.5% of the outstanding Company Common Stock. The Amended and Restated Certificate, the LLC Agreement and the Exchange Agreement will provide that the Company Class B Common Stock and Cheetah Holdco LLC Units Beneficially Owned by any A/N Party will not be convertible into or exchangeable for Company Common Stock to the extent that such conversion or exchange would result in any A/N Party, or any group including one or more A/N Parties, having Beneficial Ownership of more than 49.5% of the outstanding Company Common Stock.

Section 3.8    Top-Up Rights.

(a)If a Threshold Breach Event occurs with respect to Liberty or A/N with respect to Sections 3.2, 3.4, 3.5 and/or 3.7(b) and such Threshold Breach Event did not result in whole or in part from a sale by a Liberty Party or A/N Party, as applicable, of Company Equity (which, for avoidance of doubt, shall not include any Permitted Transfers that do not reduce the applicable Investor Party’s Equity Interest or Voting Interest) or the Investor Party’s failure to exercise its rights pursuant to Article V, then, following the Threshold Breach Event, such Investor Party on prior written notice to the Company that it intends to restore its Equity Interest or Voting Interest to the applicable Ownership Threshold within the Initial Top Up Period, shall be entitled to defer the applicable Director’s resignation from the Board, the applicable Director’s resignation from the Search Committee or the loss of consent rights, as applicable, until the date that is three months (the “Initial Top Up Period”) after the date upon which the Investor Party first fell below the applicable Ownership Threshold (the “Top-Up Right”); provided that, with respect to a Threshold Breach Event pursuant to Section 3.2, such deferral right shall not be available for more than one Director per Investor Party at any time unless the Top-Up Right arises in connection with a dilutive transaction not subject to the Preemptive Rights, or multiple dilutive transactions not subject to Preemptive Rights, each closing within a three-month period, in which case the applicable Investor Party shall be permitted to defer resignations of up to two Directors for three months following the last such dilutive transaction; provided further that to the extent that an Investor Party, or the Investor Designees, are subject to black out restrictions implemented by the Company with respect to the Company Common Stock resulting in fewer than thirty (30) trading days exempt from black out restrictions in such three-month period, then such three-month period shall be extended for up to an additional three months (the “Extension Top Up Period”), provided further, that in no event shall the Initial Top Up Period and the Extension Top Up Period together exceed six consecutive months with respect to the applicable Investor Party for a Threshold Breach Event, provided further, that both Liberty and A/N may exercise the Top-Up Right simultaneously, and provided further, notwithstanding anything to the contrary contained herein, any rights granted under this Agreement to an Investor Party which are dependent on such Investor Party having the right to select a certain number of Investor Designee shall not be lost until the expiration of any Extension Top Up Period or, if no such Extension Top Up occurs, the Initial Top Up Period, in each case, as applicable to such Investor Party for the relevant Threshold Breach Event.

(b)If an Investor Party delivers written notice to the Company pursuant to Section 3.8(a) that it intends to exercise the Top Up Right in respect of a Threshold Breach Event, in the event that (x) the Company issues New Securities in a Capital Raising Transaction or an M&A Transaction, and with respect to which Liberty may exercise the Liberty Future Preemptive Rights and/or A/N may exercise the A/N Future Preemptive Rights (it being understood that Liberty may not exercise Future Preemptive Rights unless its Voting Interest is greater than or equal to 25.01% immediately prior to the applicable dilutive transaction and without giving effect to any dilution associated with the Other Issuance Basket), such Investor Party shall not be deemed to have fallen below any Ownership Threshold during the period from the date of the applicable Capital Raising Issuance Notice or M&A Issuance Notice until the date such Liberty Future Preemptive Right or A/N Future Preemptive Right expires unexercised, or if exercised, the date of closing of such purchase, or (y) the Company issues New Securities in an Other Issuance, Liberty shall not be deemed to have fallen below any Ownership Threshold during the period from the date of the applicable Other Issuance Notice until the date such Liberty Future Preemptive Right with respect to such Other Issuance expires unexercised pursuant to Article V (or, if exercised, the closing of the purchase thereunder has occurred; provided, in the case of both clauses (x) and (y), that the exercise in full of the applicable Liberty Future Preemptive Right would enable Liberty to remain at or above the applicable Ownership Threshold) (any such event described in clause (x) or (y), a “Threshold Tolling Event”).

ARTICLE IV.
STANDSTILL, ACQUISITIONS OF SECURITIES AND TRANSFER RESTRICTIONS

Section 4.1    Limitation on Share Acquisition and Ownership.

(a)From and after the Closing, unless an exemption or waiver is otherwise approved by the Unaffiliated Directors, each A/N Party and each Liberty Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, acquire (through Beneficial Ownership of or otherwise) any Capital Stock (including any Cheetah Holdco Units) or other securities issued by the Company or any Subsidiary thereof that derives its value from or has voting rights in respect of (in whole or in part) any Capital Stock of the Company or any Subsidiary thereof, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), in excess of the Cap.

(b)From and after the Closing, if the Company or any of its Subsidiaries repurchases, redeems or buys back any shares of Company Common Stock and following such transaction an Investor Party’s Equity Interest would exceed its Cap, such Investor Party shall participate in such transaction to the extent necessary so that such Investor Party’s Equity Interest does not exceed its Cap following such transaction, provided that the Board shall adopt resolutions exempting under Rule 16b-3 any such sale by an Investor Party to the Company required by this Section 4.1(b).

Section 4.2    Standstill. From and after the Closing, except as provided in Section 4.3, or unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Liberty Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(a)engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to the Company, become a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities, in each case, with respect thereto, other than (subject to Section 4.4) with respect to the election of the Investor Designees;

(b)deposit any Voting Securities in any voting trust or similar arrangement that would prevent or materially interfere with the Investor Party’s right or ability to satisfy its obligations under this Agreement;

(c)propose any matter for submission to a vote of stockholders of the Company or call or seek to call a meeting of the stockholders of the Company;

(d)other than the A/N Proxy, grant any proxies with respect to any Voting Securities of the Company to any Person (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e)form, join, encourage the formation of or engage in discussions relating to the formation of, or participate in a 13D Group with respect to Voting Securities of the Company;

(f)take any action, alone or in concert with others, or make any public statement not approved by the Board of Directors, in each case, to seek to control or influence the management, Board of Directors or policies of the Company or any of its Subsidiaries other than, in each case, through participation on the Board and the applicable committees pursuant to Sections 3.2 and 3.4 of this Agreement, respectively;

(g)offer or propose to acquire or agree to acquire (or request permission to do so), whether by joining or participating in a 13D Group or otherwise, Beneficial Ownership of Voting Securities in excess of the Cap, except in accordance with Section 4.1;

(h)enter into discussions, negotiations, arrangements or understandings with, or advise, assist or encourage any Person with respect to any of the actions prohibited by Section 4.1 or this Section 4.2;

(i)publicly seek or publicly request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 4.2 (including this clause (i)), or publicly make or seek permission to make any public announcement with respect to any of the foregoing;

(j)enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(k)contest the validity or enforceability of the agreements contained in Section 4.1 or this Section 4.2 or seek a release of the restrictions contained in Section 4.1 or this Section 4.2 (whether by legal action or otherwise), other than in accordance with this Agreement;

provided, however, that nothing contained in this Section 4.2 shall limit, restrict or prohibit any non-public discussions with or communications or proposals to management or the Board by the Investor Party, its controlled Affiliates or Representatives relating to any of the foregoing.
Section 4.3    Permitted Actions. The restrictions set forth in Section 4.2 shall not apply if any of the following occurs (provided, that, in the event any matter described in any of clauses (a) through (c) of this Section 4.3 has occurred and resulted in the restrictions imposed under Section 4.2 ceasing to apply to the Investor Party, then, in the event the transaction related to such matter has not occurred within twelve (12) months of the date on which the Investor Party was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 4.2 shall thereafter resume and continue to apply in accordance with their terms):

(a)in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, Beneficial Ownership) Voting Securities of the resulting corporation having 50% or less of the Total Voting Power;

(b)in the event that a tender offer or exchange offer for at least 50.1% of the Capital Stock of the Company is commenced by a third person (and not involving any breach, by such Investor Party Group, of Section 4.2) which tender offer or exchange offer, if consummated, would result in a Company Change of Control, and either (1) the Unaffiliated Directors recommend that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the Unaffiliated Directors later publicly recommend that the stockholders of the Company tender their shares in response to such offer; or

(c)the Company solicits from one or more Persons or enters into discussions with one or more Persons regarding, a proposal (without similarly inviting such Investor Party to make a similar proposal) with respect to a merger of, or a business combination transaction involving, the Company, in each case without similarly soliciting a proposal from the Investor Party, or the Company makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of its Board of Directors; or

(d)the Investor Party’s Equity Interest is equal to or less than 5%;

provided, however, that the Investor Parties shall not in any event be permitted to jointly make a competing proposal unless (x) Section 4.3(b) applies and (y) the Unaffiliated Directors consent to the making of such joint competing proposal.
Section 4.4    No Investor Party Group. From and after the Closing, unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Liberty Party shall not, and shall use reasonable best efforts to cause its

Representatives not to, directly or indirectly, form a 13D Group with the other Investor or otherwise have any arrangements or understandings concerning the Company except for the arrangements set forth in this Agreement and in the A/N Proxy, provided that this Section 4.4 shall not prohibit the Investor Parties from making a joint competing proposal to the extent permitted by Sections 4.2 and 4.3 (including the proviso thereto). For the avoidance of doubt, this Section 4.4 shall not (i) prevent the Investor Parties from voting as stockholders of the Company as required by this Agreement, (ii) prevent Liberty from exercising the A/N Proxy in accordance therewith, (iii) prevent A/N and Liberty from taking any other actions expressly permitted hereby (including Transferring Company Equity in accordance with Section 4.6(a)(viii) or 4.6(a)(x)) or expressly provided for in the Proxy Agreement, or (iv) restrict or limit the exercise of fiduciary duties by any directors acting in its capacity as a director of the Company. A/N and Liberty hereby confirm that there are no arrangements or understandings between any A/N Parties and any Liberty Parties concerning the Company except as set forth in this Agreement or the Proxy Agreement.
Section 4.5    Distribution Transaction. In the event Liberty desires to effect a Distribution Transaction after the Closing in which it will Transfer Voting Securities to a Qualified Distribution Transferee (which Transfer, for the avoidance of doubt, shall be deemed to occur on the date such Qualified Distribution Transferee ceases to be an Affiliate of Liberty), the Company, A/N (on behalf of itself and the A/N Parties), Liberty (on behalf of itself and the Liberty Parties) and the Qualified Distribution Transferee shall enter into an amendment to this Agreement on or prior to the date of consummation of such Distribution Transaction reasonably satisfactory to each such party to: (i) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) assign all rights and obligations of Liberty under this Agreement (including its rights pursuant to Article III hereof) to the Qualified Distribution Transferee, (ii) have such Qualified Distribution Transferee agree to accept, as of immediately prior to the effective time of such Distribution Transaction (but subject to the consummation of the Distribution Transaction), such assignment of rights and agree to assume and perform all liabilities and obligations of Liberty hereunder to be performed following the effective time of such Distribution Transaction, (iii) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) substitute such Qualified Distribution Transferee for Liberty for all purposes under this Agreement and (iv) provide for (x) a representation from Liberty that such amendment is being entered into in connection with a Distribution Transaction involving the Qualified Distribution Transferee pursuant to Section 4.5 of this Agreement, (y) Liberty’s acknowledgement that it shall not be entitled to any benefits under this Agreement following such Distribution Transaction (including, for the avoidance of doubt, any benefits to Liberty prior to such Distribution Transaction arising from Section 4.5), and (z) Liberty’s acknowledgement that the Company shall not be subject to any liability to Liberty under this Agreement following such Distribution Transaction (except for any liability arising from any breach of this Agreement by the Company or relating to any actions or events occurring, in each case, on or prior to the date of the Distribution Transaction). For the avoidance of doubt, in no event can (i) Liberty effect more than one Distribution Transaction and (ii) more than one Qualified Distribution Transferee be Liberty, in each case, at any one time.

Section 4.6    Transfer Restrictions.

(a)Except pursuant to Section 4.5 or as expressly permitted by this Section 4.6, from and after the Closing, no A/N Party or Liberty Party shall Transfer any Company Equity to any other Person, and any purported Transfer in violation of this Section 4.6 shall be null and void ab initio. No shares of Company Class B Common Stock may be Transferred other than as required by the Amended and Restated Certificate and the express provisions hereof.

(b)The following Transfers of Company Equity are permitted:

(i)Transfers pursuant to a widely-distributed underwritten public offering pursuant to the Registration Rights Agreement;

(ii)offerings or sales pursuant to Rule 144;

(iii)sales in a block, or series of related blocks, to Persons (other than the Investor Parties and any of their respective Affiliates) that, as of the close of business not more than two Business Days prior to such sale, to the knowledge of the Transferring Investor Party after reasonable inquiry, (A) would not Beneficially Own after giving effect to such sale 5% or more of the outstanding Company Common Stock on a Fully Exchanged Basis (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by a review of ownership data regarding Company Equity as presented by Bloomberg at the fund family level), (B) prior to such sale, have not publicly disclosed an “attributable interest” in the Company as defined in applicable FCC regulations and would not have an “attributable interest” after giving effect to such sale (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person), and (B) whose predominant business, either directly or through their publicly disclosed Affiliates (excluding any pension funds, endowments, financial institutions, investment funds and other institutional investors that may be deemed “Affiliates” for such purpose), is not the provision of satellite cable programming (as defined under applicable FCC regulations) (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person) (any such person prohibited from acquiring Company Equity or other securities under clause (1), clause (2) and/or clause (3), a “Prohibited Person”);

(iv)sales (A) by Liberty to A/N or any A/N Party, or (B) by A/N to Liberty or any Liberty Party (subject to (x) the Cap and, if applicable, to the Company’s rights pursuant to Section 4.8 and (y) the Transferee entering into an A/N Assumption Instrument or Liberty Assumption Agreement, as applicable); provided, that any such sale shall be at an effective price per share which does not exceed the average VWAPs for the two (2) Trading Days immediately prior to the earliest of execution of an agreement or term sheet with respect to any such proposed sale or the public announcement thereof;

(v)Transfers approved by a majority of Unaffiliated Directors;

(vi)Transfers approved by the holders of a majority of voting power of the outstanding Voting Securities, excluding any holders of Voting Securities who are affiliated with an Investor Party;

(vii)sales pursuant to a tender offer for all of the outstanding Company Common Stock on a Fully Exchanged Basis;

(viii)(A) Transfers among the A/N Parties subject to the Transferee entering into an A/N Assumption Instrument or (B) Transfers among the Liberty Parties subject to the Transferee entering into a Liberty Assumption Instrument;

(ix)in the case of Liberty, (x) any sale for a Permitted Purpose of exchangeable notes, debentures or similar securities that reference a number of notional shares of Company Common Stock that, together with all Equity Linked Financings and exchangeable notes, debentures and similar securities then outstanding, is not in excess of two-thirds of the number of such shares Beneficially Owned by Liberty at the time of such sale; provided such securities are sold in a widely-distributed offering (including a Rule 144A offering or an underwritten offering effected pursuant to the Registration Rights Agreement ), and (y) sales or other dispositions of Company Common Stock pursuant to any put, call or exchange feature of the securities sold in any such offering; and

(x)in the case of Liberty, the exercise of its right of first refusal pursuant to Section 3 of the Proxy Agreement.

(c)Liberty shall be permitted to pledge shares of Company Common Stock in respect of a purpose (margin) or non-purpose loan (a “Stand Alone Margin Loan”); provided, that Liberty shall not pledge under its Stand Alone Margin Loans an aggregate number of shares of Company Common Stock in excess of 10% of the number of shares of Company Common Stock outstanding on a Fully Exchanged Basis and fully diluted basis as of the later of (i) the most recent date that Liberty entered into a Stand Alone Margin Loan or (ii) the Closing (the “Pledged Shares Basket”); provided, further, that Liberty may pledge under a Stand Alone Margin Loan of Company Common Stock Beneficially Owned by Liberty in excess of 19.01% of the number of shares of Company Common Stock outstanding on a Fully Exchanged Basis (such Excess shares, the “Excess Shares”) (including, for the avoidance of doubt, any pledge of Excess Shares under a Stand Alone Margin Loan acquired with the proceeds of such loan), and such Excess Shares shall not count towards the Pledged Shares Basket, if and to the extent such Excess Shares are pledged to secure indebtedness under a Stand Alone Margin Loan the proceeds of which are used for one of the purposes described in clauses (A) though (E) of the definition of Permitted Purpose. For the avoidance of doubt, compliance with this Section 4.6(c) shall be determined at time of funding under the Stand Alone Margin Loan. Any pledge of additional shares of Company Common Stock to satisfy a subsequent margin call under a Stand Alone Margin Loan shall be deemed to be in compliance with this Section 4.6(c). Any Stand Alone Margin Loan entered into by Liberty shall be with one or more financial institutions, on customary market terms (including as to collateral) for a transaction of the kind, and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise Transfer shares of Company Common Stock or other securities pledged to secure the obligations of the borrower following an event of default under a Stand Alone Margin Loan; provided, that each Stand Alone Margin Loan and related security agreements shall contain collateral remedy provisions that are no more favorable to lenders than those contained in the Existing Margin Loans and related security agreements. For the avoidance of doubt, the parties acknowledge and agree that the Existing Margin Loans and pledge of Company Common Stock thereunder in accordance herewith (and any subsequent foreclosure on and Transfer by the lender of the pledged securities in accordance therewith) constitute permissible Transfers by Liberty under this Section 4.6(c) and that the terms thereof are customary for a transaction of that kind.

(d)Liberty shall be permitted to enter into derivative transactions with linked financing (each, an “Equity Linked Financing”) with respect to the shares of Company Common Stock Beneficially Owned by the Liberty Parties with one or more bona fide counterparties that enter into such transactions in the ordinary course of their businesses, and any shares pledged to secure Liberty’s obligations under an Equity Linked Financing shall not be subject to the Pledged Shares Basket; provided that (i) Liberty shall require each of its counterparties to take reasonable commercial measures to prevent any hedge established by such counterparty, effected by means other than brokers’ transactions executed on a securities exchange using an automated matching system or electronic order book in which such counterparty has no knowledge of the ultimate purchaser, from resulting in the sale of Company Common Stock to a person known by such counterparty to be a Prohibited Person (other than Liberty or A/N (subject to compliance with the Cap and the pricing restrictions described in the proviso to Section 4.6(b)(iv))), (ii) Liberty shall not pledge or hedge in the aggregate a number of shares of Company Common Stock in connection with its Equity Linked Financings in excess of two-thirds of the number of shares of Company Common Stock Beneficially Owned by Liberty at the time of Liberty’s entrance into such Equity Linked Financing (the “ELF Limit”), after giving pro forma effect to any Company Common Stock being acquired in such Equity Linked Financing (and without duplication of the Pledged Shares Basket), and (iii) the proceeds of any Equity Linked Financing shall be used solely for a Permitted Purpose; provided, further, (i) the parties acknowledge that a hedge by a counterparty (up to the entire number of shares of Company Common Stock pledged by Liberty under an Equity Linked Financing) shall not be double counted with the shares pledged under the Equity Linked Financing and (ii) any Excess Shares that are pledged or hedged in connection with an Equity Linked Financing, to the extent the proceeds of such Equity Linked Financing are used for one of the purposes described in clauses (A) though (E) of the definition of Permitted Purpose, shall not count toward the ELF Limit. For the avoidance of doubt, (i) compliance with the ELF Limit shall be determined at the time of the closing of the Equity Linked Financing and any additional pledge of Company Common Stock to satisfy any subsequent margin call under an Equity Linked Financing shall be deemed to be in compliance with this Section 4.6(d), (ii) the ELF Limit shall be inclusive of all Equity Linked Financings, including those the proceeds of which are used for Permitted Purposes and (iii) Liberty shall be permitted to effect stock loans of its shares of Company Common Stock in support of an Equity Linked Financing (without such loaned shares being double counted with the shares pledged under the Equity Linked Financing), provided such loaned shares do not exceed the ELF Limit or, if they do exceed the ELF Limit, they do not exceed the ELF Limit by more than the number of Excess Shares that secure indebtedness the proceeds of which are used for one of the purposes described in clauses (A) through (E) of the definition of Permitted Purpose. The terms of any pledge in connection with an Equity Linked Financing shall be no more favorable to the lenders than those contained in the existing Margin Loan and related security agreements.

(e)Liberty shall be permitted to sell exchangeable notes, debentures or similar securities referencing up to the number of shares of Company Common Stock Beneficially Owned by Liberty at the time of such sale; provided, (i) the proceeds from the sale of such securities are used for a Permitted Purpose (for the avoidance of doubt, including the Permitted Purpose described in clause (F) of the definition thereof) and (ii) securities are sold pursuant to an offering that complies with Section 4.6(b)(ix).

(f)At any time following termination of the A/N Proxy in accordance with its terms, Liberty shall be permitted to pledge shares of Company Common Stock under Stand Alone Margin Loans in excess of the Pledged Shares Basket Limit, and shall be permitted to hedge or pledge shares of Company Common Stock in connection with Equity Linked Financings in excess of the ELF Limit, provided in each case the proceeds of the indebtedness secured by any such pledge or of such Equity Linked Financing are used solely for Permitted Share Purchases to increase Liberty’s Equity Interest to equal 25.01% and such purchases are made within 12 months of such termination of the A/N Proxy.

(g)Any waiver of the provisions of this Section 4.6 to permit a Transfer by an Investor Party shall require the approval of the Company (by the affirmative vote of a majority of the Unaffiliated Directors) and the non-Transferring Investor Party (which will be deemed given in the event that the non-Transferring Investor Party is a party to such transaction).

(h)No pledgee or counterparty nor any transferee of any Investor Party shall have any of the rights described in this Agreement. No Investor Party may directly or indirectly Transfer any of its rights under this Agreement to any third Person (other than a Qualified Distribution Transferee pursuant to Section 4.5).

(i)Any Transfer by A/N of Cheetah Holdco Preferred Units shall be subject to the following additional conditions:

(i)such Transfer shall not cause Cheetah Holdco LLC to be treated as a publicly traded partnership for federal Tax purposes, and shall be contingent on the Company obtaining an opinion of its counsel to such effect; and

(ii)such Transfer shall include a proportionate number of shares of Company Class B Common Stock (or, if such Transfer is to a Person that is not an A/N Party, a proportionate number of such Company Class B Common Stock shall convert to Company Common Stock upon such Transfer).

(j)[reserved]

(k)In the event of a Company Change of Control approved in accordance with Section 3.3(a)(ii)(A), the A/N Parties shall exchange their Cheetah Holdco Units for Company Common Stock to the extent that such exchange is contemplated by the terms of such Company Change of Control.

Section 4.7    Rights Plan. The Company and the Board shall not adopt any shareholder rights plan (as such term is commonly understood in connection with corporate transactions) (a “Rights Plan”) unless such plan by its terms exempts or, at the time of adoption of such plan the Company and the Board take action reasonably necessary to exempt, any accumulation of Capital Stock by an Investor Party or a Qualified Distribution Transferee pursuant to a Distribution Transaction in compliance with Section 4.5 up to and including an Investor Party’s Equity Interest that is less than or equal to the Cap, provided that this restriction shall cease to apply with respect to an Investor Party upon the Permanent Reduction of such Investor Party’s Equity Interest below 15%. In connection with the Closing, the Certificate of Incorporation shall be amended to provide that any decision with respect to a Rights Plan, including whether to implement a Rights Plan, shall (subject to this Section 4.7) be made by a majority of the Unaffiliated Directors.

Section 4.8    Rights with Respect to Cheetah Holdco Preferred Units. The Company shall have the right to purchase Cheetah Holdco Preferred Units in connection with a potential Transfer thereof on the terms set forth in the Transaction Term Sheet.

Section 4.9    Acquisition Relating to ROFR Shares. In the event that Liberty elects to acquire Subject Shares pursuant to Section 3 of the Proxy Agreement and the cash-out option pursuant to the LLC Agreement and the Exchange Agreement is exercised with respect thereto, then, in substitution for and satisfaction of A/N’s obligation to deliver such Subject Shares to Liberty in accordance with the Proxy Agreement, the Company will issue and deliver to Liberty and Liberty will purchase from the Company a number of shares of newly issued Company Common Stock equal to the number of Subject Shares that Liberty had elected to acquire, at a purchase price equal to the VWAP Price per share, payable in cash on a closing date determined in accordance with the Proxy Agreement. Upon delivery of such shares of Company Common Stock, the Company shall be deemed to represent and warrant to Liberty that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to issue such shares; and (ii) such shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable.

ARTICLE V.
PREEMPTIVE RIGHTS

Section 5.1    Capital Raising Preemptive Rights.

(a)After the Closing, if the Company proposes to issue any Equity Securities (the “New Securities”) in a Capital Raising Transaction, each Investor Party, for so long as such Investor Party’s Equity Interest is equal to or greater than 10% (as determined immediately prior to such issuance and without giving effect to any issuance that has accrued towards the Other Issuance Basket), shall have the right to purchase, in whole or in part, a number of New Securities equal to its Pro Rata Portion with respect to such issuance at an all-cash purchase price per New Security equal to the Exercise Price in accordance with this Article V (the “Capital Raising Preemptive Right”).

(b)The Company shall give written notice (a “Capital Raising Issuance Notice”) to each Investor Party of any proposed issuance described in Section 5.1(a) no later than three (3) Business Days prior to the launch of the offering (or, if the Company has determined to launch such an offering within less than three Business Days, as promptly as practicable after the Company has determined to pursue such offering, but no later than one Business Day prior to such launch). The Capital Raising Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)the number (which number shall not, except to the extent otherwise specified in such notice, be increased by the amount of New Securities to be purchased by the Investor Parties pursuant to the exercise of their Capital Raising Preemptive Rights) or, if such number has not yet been determined, the basis on which the Pro Rata Portion will be determined and description of the New Securities to be issued and the Pro Rata Portion of the applicable Investor Party;

(ii)the anticipated date or range of dates of the issuance;

(iii)the cash purchase price per New Security; and

(iv)the anticipated Exercise Price.

(c)An Investor Party’s Capital Raising Preemptive Right shall be exercisable by delivery of written notice to the Company no later than the second (2nd) Business Day prior to the settlement date of such Capital Raising Transaction, specifying the number of New Securities to be purchased by such Investor Party (such number to be less than or equal to its Pro Rata Portion). The closing of such purchase by an Investor Party shall be consummated concurrently with the consummation of the Capital Raising Transaction, subject only to (i) the consummation of the Capital Raising Transaction and (ii) the satisfaction or waiver by such Investor Party of the conditions set forth in Section 5.4(b).

Section 5.2    Future Preemptive Rights.

(a)After the Closing to and including the fifth (5th) anniversary thereof, if the Company proposes to issue any New Securities (other than in a Capital Raising Transaction and other than any issuance pursuant to the exercise, conversion or exchange of any Equity Securities the issuance of which previously gave rise to a preemptive right under this Article V):

(i)so long as Liberty’s Voting Interest is equal to or greater than 25.01% (as determined immediately prior to such issuance, and without giving effect to any issuance that has accrued towards the Other Issuance Basket or any pending preemptive right arising from a Capital Raising Transaction or an M&A Transaction, in each case, that has been consummated), Liberty shall have the right to purchase, in whole or in part, a number of New Securities equal to the lesser of (A) its Pro Rata Portion with respect to such issuance and (B) the number of New Securities that, after giving effect to such issuance, shall result in a Liberty Equity Interest of 25.01% (such amount, the “Liberty Portion”), provided, that if the applicable New Securities are not comprised of shares of Company Common Stock, the Liberty Portion shall be adjusted to ensure that Liberty shall be entitled to acquire a sufficient amount of New Securities such that Liberty will have Voting Interest of 25.01% after giving effect to the exercise of the Liberty Future Preemptive Right), in each case, at an all-cash purchase price per New Security equal to the Exercise Price in accordance with this Article V (the “Liberty Future Preemptive Right”); and

(ii)so long as A/N’s Equity Interest is equal to or greater than 10% (as determined immediately prior to such issuance), A/N shall have the right to purchase, in whole or in part, a number of New Securities equal to the product of (A) the Liberty Exercise Ratio and (B) the lesser of (I) its Pro Rata Portion with respect to such issuance and (II) the number of New Securities that, after giving effect to such issuance, shall result in an A/N Equity Interest of 25.01% (such amount, the “A/N Portion”), in each case at an all-cash purchase price per New Security equal to the Exercise Price in accordance with this Article V (the “A/N Future Preemptive Right”).

(b)The Company shall give written notice (an “M&A Issuance Notice”) of any proposed issuance pursuant to a proposed M&A Transaction no later than five (5) Business Days prior to the signing of such M&A Transaction (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible). The M&A Issuance Notice shall set forth:

(i)the number (or formula for determining such number) and description of the New Securities proposed to be issued pursuant to such M&A Transaction (not including any New Securities to be issued pursuant to the exercise of the Liberty Future Preemptive Right or the A/N Future Preemptive Right), if known; and

(ii)the anticipated Exercise Price.

(c)The Liberty Future Preemptive Right and the A/N Future Preemptive Right in connection with an M&A Transaction shall be exercisable by delivery of written notice by Liberty or A/N, as applicable, to the Company no later than the later of the signing date of such M&A Transaction and five (5) days following the date the M&A Issuance Notice is sent, specifying the number of New Securities to be purchased by Liberty or A/N, as applicable; provided, that in no event shall Liberty be permitted to purchase more than the Liberty Portion or shall A/N be permitted to purchase more than the A/N Portion. The closing of such purchase by an Investor Party shall be consummated concurrently with the consummation of the M&A Transaction, subject only to (i) the consummation of the M&A Transaction and (ii) the satisfaction or waiver by such Investor Party of the conditions set forth in Section 5.4(b).

(d)The Company shall give notice (an “Other Issuance Notice”) of Other Issuances on each of (w) the date that the Company issues New Securities in an Other Issuance if such issuance, together with any prior Other Issuances with respect to which the Liberty Future Preemptive Right and the A/N Preemptive Right have not previously become exercisable, exceed one percent (1%) of the total number of shares of Company Common Stock outstanding on a Fully Exchanged Basis and fully diluted basis (all Other Issuances as to which no Preemptive Share Purchase has yet been exercised, the “Other Issuance Basket”), (x) the tenth (10th) trading day prior to the record date for any meeting of stockholders of the Company, (y) the six-month anniversary of each record date for the Company’s annual meeting of stockholders and (z) any other date specified by the Unaffiliated Directors (each such date, an “Other Issuance Notice Date”). The Other Issuance Notice shall set forth:

(i)the number and description of New Securities issued in the Other Issuances subject to such Other Issuance Notice (not including any New Securities to be issued pursuant to the exercise of the Liberty Future Preemptive Right or the A/N Future Preemptive Right); and

(ii)the anticipated Exercise Price.

(e) The Liberty Future Preemptive Rights and the A/N Future Preemptive Rights in connection with any Other Issuance shall be exercisable by delivery of written notice by Liberty or A/N, as applicable, to the Company no later than five (5) Business Days following the date the applicable Other Issuance Notice is sent, specifying the number of New Securities to be purchased by Liberty or A/N, as applicable; provided, that in no event shall Liberty be permitted to purchase more than the Liberty Portion or shall A/N be permitted to purchase more than the A/N Portion. The closing of any such purchase by an Investor Party shall be consummated five (5) Business Days following the delivery of such written notice to the Company, subject only to the satisfaction or waiver by such Investor Party of the conditions set forth in Section 5.4(b).

(f)Notwithstanding anything to the contrary in this Agreement, (i) for so long as the A/N Proxy is in effect, A/N may not exercise the A/N Future Preemptive Right to the extent that such exercise would cause Liberty’s Equity Interest to fall below 19.01%;(ii) following termination or expiration of the A/N Proxy, A/N may not exercise the A/N Future Preemptive Right to the extent that such exercise would cause Liberty’s Equity Interest to fall below 25.01%; provided, however, that the restrictions in clause (i) and (ii) on the exercise of the A/N Future Preemptive Right shall not limit A/N’s ability to keep its Equity Interest above the highest Ownership Threshold in Section 3.2 that A/N exceeded immediately prior to the applicable issuance of New Securities; and (iii) in the event that the New Securities proposed to be issued are securities that are not within the exceptions for permitted purchases or other acquisitions pursuant to the Section 5.03 of the Voting Agreement, dated as of April 25, 2014, between Comcast Corporation and Liberty (as assignee of Liberty Media Corporation), then Liberty will instead be permitted to purchase shares of Company Common Stock in such amounts and on such other terms as are reasonably required to effect the purposes of this Article V.

Section 5.3    Section 16b-3. So long as an Investor Party has the right to designate an Investor Director, the Board shall take such action as is necessary to cause the exemption of the Liberty Stock Issuance and the Preemptive Share Purchase by such Investor Party, as applicable, from the liability provisions of Section 16(b) of the Exchange Act (“Section 16(b)”) pursuant to Rule 16b-3 (each, a “Section 16 Exemption”); provided that Liberty or A/N, as applicable, shall disgorge to the Company any profit from an otherwise non-exempt “sale” (for purposes of Section 16(b)) within six (6) months of the date of the Liberty Stock Issuance or any Preemptive Share Purchase, other than actual or deemed “sales” as a result of (i) the entry into an Equity Linked Financing or other derivative transaction (such as forwards, collars, and exchangeable debentures, notes or similar securities) permitted hereby, (ii) an extraordinary transaction approved by the Company’s stockholders or which results by operation of law (such as a merger, consolidation, reclassification or recapitalization), or (iii) tendering or exchanging in a tender or exchange offer that is not opposed by the Board and approved as a Company Change of Control pursuant to Section 3.3(a)(ii)(A), provided that such exemption shall not cover any actual sale of shares (in the case of clause (i)) or any transaction intended to hedge the market risk in connection with such Investor Party’s preemptive rights (in the case of each of clauses (i), (ii) or (iii)).

Section 5.4    Matters as to Preemptive Rights.

(a)Upon (x) the date hereof and the date of the closing of the Liberty Stock Issuance, with respect to the Initial Tranche Purchase, (y) the date of the exercise, if any, by Liberty of its rights with respect to the Second Tranche Purchase, with respect to the Second Tranche Purchase and the date of the closing of the Liberty Stock Issuance, and (z) the date of any Capital Raise Issuance Notice, M&A Issuance Notice or Other Issuance Notice, as applicable, and the date of the applicable Preemptive Share Purchase by an Investor Party, as applicable, the Company shall be deemed to represent and warrant to the Purchasing Investor Party, as of such date, that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to consummate the Preemptive Share Purchase; (ii) the Board has granted the Section 16 Exemption with respect to the acquisition of the New Securities by Liberty or A/N, as applicable, in connection with the Liberty Stock Issuance or the Preemptive Share Purchase, as applicable; (iii) the New Securities to be issued to Liberty or A/N, as applicable, in connection with the Liberty Stock Issuance or the Preemptive Share Purchase, as applicable, have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable; and (iv) solely with respect to clauses (x) and (y) above, but except to the extent disclosed to the applicable Investor Party in writing at or prior to such date, the Company has timely filed all reports required to be filed by the Company, during the twelve months immediately preceding the date of this representation, under the Exchange Act, and as of their respective filing dates, each of such filings complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, at the time filed, none of such filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and when filed with the SEC, the financial statements included such filings were prepared in accordance with U.S. GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Company and its consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. With respect to any Preemptive Share Purchase arising from a Liberty Future Preemptive Right or A/N Future Preemptive Right, in lieu of providing the representation set forth in clause (iv) above, the Company will instead be deemed to have provided to the applicable Investor Party the corresponding representation (subject to any qualifications or exceptions thereto included therein, including any disclosures schedules related thereto) made to the third party in the transaction giving rise to such preemptive right, if any. The Investor Party’s remedies for any breach of the representation set forth in clause (iv) above with respect to clauses (x) and (y) above, or of any corresponding representation that is deemed made pursuant to the preceding sentence with respect to any Preemptive Share Purchase, shall be limited to the remedies provided to A/N in the Contribution Agreement or to the applicable third party, respectively, with respect to any breaches of the applicable representation (on a proportionate basis to give effect to the number of shares covered by the applicable transaction compared to the number of shares acquired by the Investor

Party). Upon the exercise of the Second Tranche Purchase, the Capital Raising Preemptive Rights, the Liberty Future Preemptive Right or the A/N Future Preemptive Right (and by Liberty’s agreement in respect of the First Tranche Purchase pursuant to Section 2.1(a)), as applicable, the applicable Investor Party shall be deemed to represent and warrant to the Company, as of the date of such exercise (and as of the date hereof in respect of the First Tranche Purchase) and as of the date of the consummation of the applicable issuance to such Investor Party, (i) that all of the representations and warranties made by such Investor Party in Section 6.2 or 6.3, as applicable, are true and correct, and (ii) that such Investor Party has performed all of its obligations hereunder. Each party to any purchase pursuant to Section 5.4(b) agrees to use its reasonable best efforts to cause the conditions to such closing to be satisfied.

(b)Subject to Sections 2.1(c), 5.1(c) and 5.2(c), the closing of the Liberty Stock Issuance and the Preemptive Share Purchase Closing shall take place at such time and as such place as the applicable parties mutually agree. The obligations of A/N and Liberty, as applicable, to consummate the Liberty Stock Issuance pursuant to Section 2.1 or the Preemptive Share Purchase pursuant to Section 5.1 or 5.2, as applicable, shall be subject to the following conditions:

(i)Any applicable waiting period (or extensions thereof) under the HSR Act applicable to the Liberty Stock Issuance or Preemptive Share Purchase, as applicable, shall have expired or been terminated;

(ii)No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Liberty Stock Issuance or Preemptive Share Purchase, as applicable, by this Agreement is in effect; and

(iii)Since the date of this Agreement (in the case of the Liberty Stock Issuance) or the date of exercise of the Preemptive Rights Purchase, as applicable, no Company Material Adverse Effect shall have occurred;

provided, that, the Company shall deliver an officer’s certificate at the applicable of the closing of the Liberty Stock Issuance and each Preemptive Share Purchase Closing to the applicable Investor Party certifying that the representations deemed made by the Company at such closing are true and correct in all respects (other than as to clause (iv) above which shall be true and correct in all material respects) and that the condition set forth in clause (iii) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate), and the applicable Investor Party shall deliver an officer’s certificate at the applicable of the closing of the Liberty Stock Issuance and each Preemptive Share Purchase Closing to the Company certifying that the representations made by such Investor Party at such closing are true and correct in all material respects and that the condition set forth in clause (i) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate). For the avoidance of doubt, if any conditions set forth in this Section 5.4(b) are not satisfied, the applicable Inves-

tor Party shall have no obligation to complete the Liberty Stock Issuance or any Preemptive Share Purchase Closing, as the case may be.

(c)For the avoidance of doubt, (i) the rights of Liberty and A/N pursuant to Section 2.1 and this Article V shall not be assignable either directly or indirectly (other than to a Qualified Distribution Transferee), (ii) the Preemptive Share Purchase rights shall not apply in respect of the issuances pursuant to the Contribution Agreement at the Closing and (iii) Liberty shall not have any preemptive rights with respect to the Proxy Shares.

(d)In the event the closing of any purchase pursuant to Section 5.4(b) does not occur as a result of the failure of the condition specified in Section 5.4(b)(i), then provided that Liberty or A/N, as applicable, is continuing to use its reasonable best efforts to cause such condition to be satisfied, the closing of such purchase may, at the election of the purchasing party, be extended for a maximum of ninety (90) calendar days after the specified date of closing herein.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Section 6.1    Representations and Warranties of the Company. The Company represents and warrants to Liberty and to A/N that:

(a)the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Liberty and A/N, is enforceable against the Company in accordance with its terms; and

(d)none of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s amended and restated certificate of incorporation or amended and restated bylaws.

Section 6.2    Representations and Warranties of Liberty. Liberty represents and warrants to the Company and to A/N that:

(a)it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out his or its obligations hereunder;

(b)the execution, delivery and performance of this Agreement by Liberty and the consummation by Liberty of the transactions contemplated under the Contribution Agreement have been duly authorized by all necessary action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement or any of the transactions contemplated under the Contribution Agreement;

(c)this Agreement has been duly executed and delivered by Liberty and constitutes a valid and binding obligation of Liberty, and, assuming this Agreement constitutes a valid and binding obligation of the Company and A/N, is enforceable against Liberty in accordance with its terms;

(d)none of the execution, delivery or performance of this Agreement by Liberty constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws; and

(e)Liberty is acquiring New Securities pursuant to the First Tranche Purchase, the Second Tranche Purchase, the Capital Raising Preemptive Right or the Liberty Future Preemptive Rights, as applicable (any Company Equity so acquired, the “Liberty Interests”), for Liberty’s own account as principal, for investment purposes only. Liberty is not acquiring any Liberty Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and Liberty is not acquiring any Liberty Interests on behalf of any undisclosed principal or affiliate. Liberty is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Liberty shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Liberty Interests. Liberty understands that the Liberty Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Liberty and of the other representations made by Liberty in this Agreement. Liberty has such knowledge, skill and experience in business, financial and investment matters that Liberty is capable of evaluating the merits and risks of an investment in Liberty Interests. Liberty has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to Liberty in order for Liberty to evaluate the merits and risks of a purchase of Liberty Interests and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement. With the assistance of Liberty’s own professional advisors, to the extent that Liberty has deemed appropriate, Liberty has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Liberty Interests and the consequences of this Agreement. In deciding to purchase Liberty Interests, Liberty is not relying on the advice or recommendations of the Company and Liberty has made its own independent decision that the investment in the Liberty Interests is suitable and appropriate for Liberty.

Section 6.3    Representations and Warranties of A/N. A/N represents and warrants to the Company and to Liberty that:

(a)it is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite entity power and authority to enter into this Agreement and to carry out his or its obligations hereunder;

(b)the execution, delivery and performance of this Agreement by A/N and the consummation by A/N of the transactions contemplated under the Contribution Agreement have been duly authorized by all necessary action on the part of A/N and no other proceedings on the part of A/N are necessary to authorize this Agreement or any of the transactions contemplated under the Contribution Agreement;

(c)this Agreement has been duly executed and delivered by A/N and constitutes a valid and binding obligation of A/N, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Liberty, is enforceable against A/N in accordance with its terms;

(d)none of the execution, delivery or performance of this Agreement by A/N constitutes a breach or violation of or conflicts with its partnership agreement; and

(e)A/N is acquiring New Securities pursuant to the Capital Raising Preemptive Right or the A/N Future Preemptive Rights, as applicable (any Company Equity so acquired, the “A/N Interests”), for A/N’s own account as principal, for investment purposes only. A/N is not acquiring any A/N Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and A/N is not acquiring any A/N Interests on behalf of any undisclosed principal or affiliate. A/N is an “accredited investor” as defined in Rule 501(a) under the Securities Act. A/N shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the A/N Interests. A/N understands that the A/N Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of A/N and of the other representations made by A/N in this Agreement. A/N has such knowledge, skill and experience in business, financial and investment matters that A/N is capable of evaluating the merits and risks of an investment in A/N Interests. A/N has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to A/N in order for A/N to evaluate the merits and risks of a purchase of and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement. With the assistance of A/N’s own professional advisors, to the extent that A/N has deemed appropriate, A/N has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in A/N Interests and the consequences of this Agreement. In deciding to purchase A/N Interests, A/N is not relying on the advice or recommendations of the Company and A/N has made its own independent decision that the investment in the A/N Interests is suitable and appropriate for A/N.

ARTICLE VII.
TERMINATION

Section 7.1    Termination. Except as provided in Sections 7.2 or 7.3 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate:

(a)in its entirety, with the mutual written agreement of the Company and each Investor Party;

(b)with respect to an Investor Party, upon written notice by such Investor Party to the other parties hereto, upon a material breach by the Company of any of the Company’s representations or warranties in Article VI or any of its covenants or agreements contained herein with respect to such Investor Party, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by the Company; and provided further that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Company is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such 30 Business Day period and (y) before the end of such 30 Business Day period the Company obtains a determination from a court of competent jurisdiction that the Company is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Company is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided, that to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by such Investor Party);

(c)with respect to an Investor Party, upon written notice by the Company to such Investor Party, upon a material breach by such Investor Party of any of such Investor Party’s representations, warranties, covenants or agreements contained herein, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such Investor Party; and provided further that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Investor Party is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such thirty (30) Business Day period and (y) before the end of such thirty (30) Business Day period the Investor Party obtains a determination from a court of competent jurisdiction that the Investor Party is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Investor Party is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided, that to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by the Company);

(d)with respect to an Investor Party, upon such Investor Party having an Equity Interest of less than 5%;

(e)in its entirety, upon termination of the Contribution Agreement in accordance with its terms prior to Closing;

(f)in its entirety, upon written notice by any party hereto to the other parties hereto, at any time during the thirty (30)-day period commencing upon the expiration of the thirty (30)-day period set forth in Section 7.3;

(g)with respect to Liberty, upon a Liberty Change of Control.

Section 7.2    Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 7.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Sections 8.6, 8.7, 8.11 and 8.12) shall thereafter be null and void as to such party; provided, that in the event this Agreement is terminated pursuant to (i) Section 7.1(b), then all of the applicable Investor Party’s rights and obligations hereunder shall cease to apply and, if such termination occurs after December 1 in any year (but in any event no less than thirty (30) calendar days prior to any deadline for the making of nominations pursuant to any advance notice or similar bylaw provisions), then at the request of the terminating Investor Party, the Company will be obligated to nominate and use reasonable best efforts to cause the election of such Investor Party’s Investor Designees at the next Election Meeting in accordance with Section 3.2 hereof, (ii) Section 7.1(c) by the Company with respect to an Investor Party, then all of the obligations hereunder shall continue to apply to such Investor Party following such termination but such Investor Party shall not be entitled to any rights hereunder, (iii) Section 7.1(d) with respect to an Investor Party, then all of such Investor Party’s rights and obligations hereunder shall cease to apply, or (iv) Section 7.1(g), then all of Liberty’s rights and obligations hereunder shall cease to apply other than those obligations set forth in Sections 3.7(a), 4.1 through 4.4 and Section 4.6, which shall continue to apply to Liberty following such termination (until this Agreement would otherwise be terminated with respect to Liberty pursuant to Section 7.1(d)); and provided, further, that nothing contained in this Agreement (including this Section 7.2) shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

Section 7.3    Alternative Transaction. If, prior to the Closing, the Comcast Agreement (or any Long-Form Agreement (as defined therein) entered into in connection therewith) is terminated and the parties thereto are no longer obliged to consummate the closing of the Comcast Transactions, Cheetah, Liberty and A/N shall consider and negotiate with each other and with each other Party in good faith, but with no obligation to reach an agreement, for a period of not less than thirty (30) days from the date of such termination, any amendments to the terms of this Agreement and/or the other Transaction Agreements that may be desirable to consummate a transaction.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1    Business Combination Provision. Article EIGHTH of the Amended and Restated Certificate will provide that (i) any entry into any Specified Agreement that is approved by the Unaffiliated Directors pursuant to Section 3.3(a)(ii)(B), (ii) any issuance of Company Common Stock in connection with the exercise of preemptive rights pursuant to Sections 5.1 or 5.2 or (iii) the entry into and performance of obligations of the Transaction Agreements, or any amendments or modifications thereof or consents or waivers thereunder (other than those that are material), shall not be included in the definition of “Business Combination” (as currently referenced in the Certificate of Incorporation).

Section 8.2    Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written instrument signed by the Company and by each Investor Party (if any) that has an Equity Interest equal to or greater than 15%; provided that any amendment, modification or supplement that would adversely affect an Investor Party shall require the consent of such Investor Party. No waiver of any provision of this Agreement shall be effective unless it is signed by the Company and the party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. As the only holders of the shares of Company Class B Common Stock, the prior written consent of A/N shall be required for any amendment of the Certificate of Incorporation or Bylaws that would adversely affect the Company Class B Common Stock held by any A/N Party in a significant manner as compared to other existing shares of Company Common Stock. So long as the A/N Proxy is in effect, the approval of Liberty shall be required for any amendment to the Certificate of Incorporation or the Bylaws that would affect the number of votes represented by the Proxy Shares adversely in a significant manner as compared to other existing shares of Company Common Stock or that would change the terms of the Proxy Shares. The proviso to Section 7(k) of the Proxy Agreement is incorporated herein mutatis mutandis.

Section 8.3    Assignment; No Third-Party Beneficiaries. Except as provided under Section 4.5, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment without such prior written consent shall be null and void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, in the case of the Company, any successor publicly traded Person resulting from a reorganization of the Company) and assigns. Except pursuant to Section 3.6, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 8.4    Binding Effect; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs. Liberty shall cause the Liberty Parties to comply with this Agreement, and A/N shall cause the A/N Parties to comply with this Agreement. This Agreement sets forth the entire agreement and understanding be-

tween the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them.

Section 8.5    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

Section 8.6    Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Company or Cheetah Holdco LLC:
Charter Communications, Inc.
400 Atlantic Street
Stamford, CT 06901
Attention:    Richard R. Dykhouse
Telephone:    (203) 905-7908
Facsimile:    (203) 564-1377
Email:         Rick.Dykhouse@chartercom.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Steven A. Cohen, Esq.
Victor Goldfeld, Esq.
Telephone:    (212) 403-1000
Facsimile:    (212) 403-2000
Email:        sacohen@wlrk.com
vgoldfeld@wlrk.com

If to Liberty:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile: (720) 875-5401
Attention: Richard N. Baer
E-Mail: legalnotices@libertymedia.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
44th Floor
New York, NY 10112
Attention:    Frederick H. McGrath, Esq.
Renee L. Wilm, Esq.
Telephone:    (212) 408-2530
Facsimile:    (212) 259-2500
Email:        fmcgrath@bakerbotts.com
rwilm@bakerbotts.com

If to A/N:

Advance/Newhouse Partnership
5823 Widewaters Parkway
East Syracuse, NY 13057
Attention: Steven A. Miron
Telephone:    (315) 438-4130
Facsimile:    (315) 463-4127
E-Mail:        sam@mybrighthouse.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:    Brian E. Hamilton, Esq.
Telephone:    (212) 558-4801
Facsimile:    (212) 291-9067

Section 8.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.8    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 8.9    Counterparts. This Agreement may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 8.10    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. At such times as an Investor Party may reasonably request, the Company will provide each Investor Party with information regarding the number of shares of Company Common Stock outstanding and, calculated separately, on a Fully Exchanged Basis and fully diluted basis.

Section 8.11    Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

Section 8.12    Jurisdiction and Venue. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13    Adjustments. References to numbers of shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CHARTER COMMUNICATIONS, INC.
By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

CCH I, LLC
By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

LIBERTY BROADBAND CORPORATION
By:	/s/ Richard N. Baer
Name: Richard N. Baer
Title: Sr. V.P. and General Counsel

ADVANCE/NEWHOUSE PARTNERSHIP
By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]

Exhibit A
Proxy Agreement